SCHEDULE 14A (Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

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SIGMA-ALDRICH CORPORATION

(Name of Registrant as Specified In Its Charter)

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SIGMA-ALDRICH CORPORATION

3050 Spruce Street

St. Louis, Missouri 63103

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

To be held May 4, 2010

NOTICE IS HEREBY GIVEN that the Annual Meeting of Shareholders of Sigma-Aldrich Corporation will be held at the Sigma-Aldrich Life Science and High Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103, on Tuesday, May 4, 2010 at 11:00 A.M., Central Daylight Time, for the following purposes:

1.	To elect ten directors;

2.	To approve the Sigma-Aldrich Corporation Cash Bonus Plan, as amended;

3.	To ratify the appointment of KPMG LLP as the Company’s independent registered public accountant for 2010;

4.	To consider a shareholder proposal, if such proposal is properly brought before the meeting; and

5.	To transact such other business as may properly come before the meeting and any adjournments thereof.

Only shareholders of record as of the close of business on March 5, 2010 are entitled to notice of, and to vote at, the meeting and any adjournments thereof.

We are pleased to take advantage of U.S. Securities and Exchange Commission rules that allow companies to furnish proxy materials to their shareholders primarily over the Internet. We believe that this new process helps to expedite shareholders’ receipt of proxy materials, lower the costs of our annual meeting, and conserve natural resources. On March 22, 2010, we mailed to our shareholders a notice containing instructions on how to access our 2010 Proxy Statement and 2009 Annual Report and how to vote. The notice also included instructions on how to receive a paper copy of your annual meeting materials, including the notice of annual meeting, proxy statement and proxy card.

By Order of the Board of Directors,

George L. Miller, Senior Vice President, General Counsel and Secretary March 15, 2010

Your vote is important. You may vote in any one of the following ways:

•	Use the toll-free telephone number shown on the proxy card.

•	Use the Internet web site shown on the notice card mailing or proxy card.

•	Mark, sign, date and promptly return the proxy card (if included) in the postage-paid envelope.

Shareholders who attend the meeting may revoke their proxies and vote in person if they desire.

SIGMA-ALDRICH CORPORATION

PROXY STATEMENT

Annual Meeting of Shareholders

May 4, 2010

This proxy statement is furnished in connection with the solicitation of proxies by the Board of Directors (the “Board”) of Sigma-Aldrich Corporation (the “Company”) for use at the Annual Meeting of Shareholders to be held at the Sigma-Aldrich Life Science and High Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103, at 11:00 A.M. Central Daylight Time, on Tuesday, May 4, 2010, and any adjournments or postponements thereof. Any shareholder giving the proxy has the power to revoke it at any time before it is voted (i) by written notice mailed to and received by Sigma-Aldrich Corporation c/o Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, New York 11717, (ii) by submitting a later-dated proxy, or (iii) by attending the annual meeting and casting a contrary vote. If the proxy is not so revoked or not revoked in person at the annual meeting, such proxy will be voted either as designated or, if no designation is made, will be voted in favor of the nominees for directors, for approval of the Cash Bonus Plan, as amended, for the ratification of KPMG LLP as independent registered public accountant for 2010 and against the shareholder proposal regarding majority voting (if such proposal is properly brought before the meeting).

Shareholders of record as of the close of business on March 5, 2010 are entitled to notice and will be entitled to vote at the annual meeting and at any adjournments thereof. As of the close of business on March 5, 2010, there were a total of 121,231,035 shares of common stock outstanding and entitled to vote. Shareholders of record will be entitled to one vote for each share held on all matters, including the election of directors. On March 22, 2010, we mailed to our shareholders a notice containing instructions on how to access this proxy statement and our Annual Report online and made available this proxy statement and form of proxy available online.

If you are a shareholder of record, you may vote your shares of common stock by telephone or through the Internet. You may also vote your shares by mail. Please see the proxy/voting instruction card for specific instructions on how to cast your vote by any of these methods.

Votes submitted via the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 3, 2010. Submitting your vote via the Internet or by telephone will not affect your right to vote in person should you decide to attend the annual meeting. You may change your vote or revoke your proxy as described above or by submitting a valid, subsequent vote by telephone or through the Internet.

If you participate in the Sigma-Aldrich Stock Fund in the Sigma-Aldrich 401(k) Retirement Savings Plan, Fidelity Management Trust Company will vote any shares credited to your account as of the record date in accordance with your voting instructions, which can be provided by returning a proxy card by mail or voting by telephone or through the Internet as described above. If voting instructions are not received by April 29, 2010, the shares credited to your account will not be voted. Any unallocated shares will be voted in proportion to the responses received from participants.

The Internet and telephone voting procedures are designed to authenticate shareholders by use of a control number and to allow you to confirm that your instructions have been properly recorded. Shareholders voting via the Internet and by telephone should understand that there may be costs associated with voting in these manners, such as usage charges from Internet access providers and telephone companies, that must be borne by the shareholder.

The cost of solicitation of proxies will be borne by the Company. In addition to the use of the Internet and the mail, proxies may be solicited personally or by telephone by employees of the Company without additional compensation. Brokers, dealers, banks and their nominees will be requested to forward proxy material to the beneficial owners of stock held by them of record, and the Company will reimburse them for their reasonable out-of-pocket and clerical expenses upon request.

The mailing address of the Company’s principal executive office is 3050 Spruce Street, St. Louis, Missouri 63103.

Under SEC rules, we are furnishing proxy materials to our shareholders primarily via the Internet instead of mailing printed copies of those materials to each shareholder. On March 22, 2010, we mailed to our shareholders a Notice of Internet Availability containing instructions on how to access our proxy materials, including our proxy statement and our Annual Report. The Notice of Internet Availability also instructs you on how to access your proxy card to vote.

This process is designed to expedite shareholders’ receipt of proxy materials, lower the costs of our annual meeting and conserve natural resources. If you prefer to receive printed proxy materials, please follow the instructions included in the Notice of Internet Availability.

I. ELECTION OF DIRECTORS

Ten directors of the Company are to be elected to hold office until the next annual meeting or until their successors are elected and qualified. Timothy R.G. Sear is retiring from the Board of Directors upon the expiration of his current term. Mr. Sear’s retirement will result in one vacancy on the Board of Directors. The Corporate Governance Committee of the Board of Directors is currently in the process of identifying a candidate to fill this vacancy. Proxies cannot be voted for a greater number of persons than the number of nominees named below. Unless otherwise specified, all proxies will be voted in favor of the ten nominees listed below for election as directors of our Company.

All of the nominees are presently directors of the Company and, except for George M. Church, were elected to their present terms as directors at the 2009 Annual Meeting of Shareholders. Dr. Church was recommended to the Corporate Governance Committee by a shareholder, and the CEO, and appointed as a director in October 2009. In consultation with several other directors of the company, the Committee evaluated Dr. Church according to the procedures described in the following section of this proxy statement and recommended him to the Board for nomination.

The persons named as proxies in the proxy card intend to vote for the election of the nominees named below. If for any reason any of the nominees are unable to serve or for good cause will not serve, the persons named as proxies may exercise discretionary authority to vote for substitutes proposed by the Board of Directors.

Board of Directors Nominees, Qualifications and Diversity

Pursuant to its charter, the Corporate Governance Committee considers the knowledge, experience, integrity and judgment of possible candidates for nomination as a member of the Board of Directors, including factors such as: broad-based skills and experience; leadership; proven ability to exercise sound judgment; prominence and reputation in a candidate’s profession; global business and social perspective; concern for long-term interest of the shareholders’ and personal integrity. In addition, the potential contribution to the diversity of backgrounds, experience and competencies which the Board of Directors desires to have represented and the ability to devote sufficient time and effort to duties as a director are considered for each nominee. The Committee reviews, at least annually, the size, structure and membership of the Board of Directors and its committees to assure that the proper skills and experience are represented on the Board of Directors and its committees. In conducting its review, the Committee considers the contributions of existing directors and the overall needs of our Company and regularly maps the skills and competencies of the directors in the aggregate against a predetermined experience set the Board of Directors deems required to assist in identifying gaps and thereby assist in identifying suitable new candidates. Among other criteria, the experience set deemed necessary for the Board of Directors as a whole includes financial expertise, an understanding of the industries in which the Company operates, experience as a director of other public companies, marketing/sales experience, significant exposure to information technology in the support of a strategic plan, scientific background, exposure to mergers and acquisitions, international business experience, independence and diversity. As described below, the Board of Directors believes that each director meets such criteria and has skills and experience that make him or her well qualified to serve as a director. For example, the Board of Directors has nominated, and our shareholders have subsequently elected, four individuals (Drs. Harvey and Nagarkatti and Messrs. Spatz and Toan) with experience as chief executive officers of public companies, two individuals (Messrs. McCollum and Reinhard) with experience as chief financial officers of public or significant private companies and four individuals (Dr. Harvey and Messrs. McCollum, Reinhard and Toan) who are serving on the boards of other public companies. In addition, the Board of Directors includes eight individuals with experience in the chemical or other relevant industry (Ms. Bergman, Drs. Church, Harvey, Nagarkatti and Paul; Messrs. Nash, Reinhard and Spatz) and four individuals with experience with research institutions (Ms. Bergmann and Drs. Church and Paul). In nominating candidates for election by our shareholders, both the Corporate Governance Committee and the Board of Directors acts pursuant to the Company’s corporate governance guidelines and the Corporate Governance Committee’s charter. Both the Committee and the Board assess the effectiveness of corporate governance policies, including with respect to diversity, through completion of annual evaluation process.

The following are the nominees for directors of our Company, their principal occupation, qualifications to serve on the Board of Directors, period of service as a director of our Company, other directorships and age as of March 13, 2010. The Board of Directors has determined that each of the Company’s directors, other than Drs. Harvey and Nagarkatti, and that each member of the Audit Committee, Compensation Committee and Corporate Governance Committee is an “independent director” under rules of the Nasdaq Global Select Market. In addition, the Board of Directors has determined that, in its judgment, each member of the Audit Committee is independent within the meaning of Section 10A of the Securities and Exchange Act of 1934, as amended. There is no family relationship between any of the officers or directors.

Rebecca M. Bergman

Ms. Bergman has more than 22 years of experience in the medical technology industry including over 15 years of experience in research and technology management and product development. Since February 2009, she has served as Vice President, New Therapies and Diagnostics for Cardiac Rhythm Disease Management of Medtronic, Inc., a manufacturer of products and therapies used in the diagnosis, treatment and monitoring of chronic medical conditions. She previously served as Vice President, Science and Technology of Medtronic, Inc. from April 2002 to February 2009. Ms. Bergman has been a director of the Company since 2008. She serves as a member of the National Advisory Committee of the National Institute of Biomedical Imaging and Bioengineering (NIBIB) of the NIH and on a number of academic advisory boards. Ms. Bergman is a Fellow of the American Institute for Medical and Biological Engineering (AIMBE) and was elected as a member of the National Academy of Engineering (NAE) in February 2010. Age 53.

George M. Church, Ph.D.

Dr. Church is a leading expert in human genetics and biotechnology and has significant academic research institution experience, having served as a Professor of Genetics at the Harvard Medical School since 1986. He concurrently acts as Director of the Center for Computational Genetics in Cambridge, Massachusetts since 1992, where he has directed laboratory research in DNA sequencing, synthesis and homologous recombination. Dr. Church, an initiator of the Personal Genome Project in 2005 and a leader in the field of synthetic biology, is a director at the U.S. Department of Energy Center on Bioenergy at Harvard and MIT, as well as the National Institution of Health Center of Excellence in Genomic Science at Harvard, MIT and Washington University. He has been a director of the Company since October 2009. Dr. Church has served in scientific advisory roles for more than 20 companies in the field of DNA technology, diagnostics and biofuels. Age 55.

David R. Harvey, Ph.D.

Dr. Harvey served as Chairman of the Board of Directors of the Company from 2001 to 2009. He was our Chief Executive Officer from 1999 through 2005 and Chief Operating Officer from 1986 to 1999. Prior to 1986 during his 35-year career with the Company, Dr. Harvey served in various executive positions at Aldrich Chemical Company, including President and Vice President Europe, and in various sales and marketing positions at Shell International Chemical Company. He has been a director of the Company since 1981. He is also a director of CF Industries where he acted as lead independent director from 2005 to 2009. Age 70.

W. Lee McCollum

Mr. McCollum is an audit committee financial expert and has significant management experience including more than 35 years of experience with S.C. Johnson and Son, Inc., a global manufacturer and marketer of consumer products, where he held positions involving accounting, treasury, taxes, internal audit, mergers and acquisitions, strategic planning, personnel matters, international operations and general management. At S.C. Johnson and Son., Inc., he served as Senior Vice President and Chief Financial Officer from 1997 to 2004 and as Executive Vice President and Chief Financial Officer from 2005 to 2009. From 2005 to 2009, his responsibilities also included global manufacturing. Mr. McCollum has been a director of the Company since 2001. He is also a director of Johnson Outdoors, Inc., and serves as Vice Chairman and director of Johnson Financial Group, a large private regional bank holding company. Age 60.

Jai P. Nagarkatti, Ph.D.

Dr. Nagarkatti oversees the day-to-day management of our Company and has extensive knowledge about the opportunities and challenges we face, serving as Chairman of the Board of Directors of the Company since May 5, 2009 and as President and Chief Executive Officer of the Company since January 1, 2006. He served as President and Chief Operating Officer from August 2004 to December 31, 2005. Previously he served as the President of the Company’s Scientific Research business unit from December 2002 to August 2004. In total, he has served more than 10 years as an executive officer and more than 30 years as an employee of our Company. During this time, he has gathered extensive knowledge of the Company’s products, markets and organization. Additionally, Dr. Nagarkatti has technical training in the products which constitute the Company’s primary business. He has been a director of the Company since November 2005. Age 63.

Avi M. Nash

Mr. Nash has more than 32 years experience in the chemical industry and in corporate finance and investing. He is the founder of Avi Nash LLC, a global management consulting firm that focuses on operating strategy, mergers and acquisitions, and capital market transactions for the chemical industry. Prior to launching his firm in 2003, he was a partner of Goldman Sachs & Co., where he led the global chemical industry team in investment research, consistently topping performance rankings in the U.S. and globally. At Goldman Sachs, Mr. Nash was appointed Vice President in 1989, Managing Director in 1996, elected a partner in 1998 and named an advisory director in 2002. He has over 10 years of experience involving strategy at Booz Allen and Hamilton, as well as R&D, engineering and marketing experience, at UOP Inc., a developer of petroleum refining technology. He has a Master of Management degree from Northwestern University, an M.S. degree in Chemical Engineering, and was named a distinguished alumnus of the Indian Institute of Technology, Mumbai. He has been a director of the company since November 2005. Age 57.

Steven M. Paul, M.D.

Dr. Paul has more than 17 years of management experience in the pharmaceuticals industry and 35 years of scientific research experience. He retired effective March 1, 2010 as Executive Vice President for Science and Technology and President of the Lilly Research Laboratories (“LRL”) of Eli Lilly and Company, a pharmaceutical company that engages in the discovery, development, manufacture and sale of pharmaceutical products, positions he held since June 2003. He joined Lilly in April 1993 and served in roles of increasing responsibility within the Lilly research environment. Prior to joining Lilly, Dr. Paul served in several senior roles at the National Institute of Mental Health. Dr. Paul has authored or coauthored more than 500 papers and invited book chapters and serves on the editorial boards of numerous scientific journals and as a grant reviewer for several extramural and intramural committees. He has been a director of the Company since November 2006. He is a director of the Foundation of the National Institutes of Health and the Allen Institute for Brain Sciences. Dr. Paul is a member of the Institute of Medicine of the National Academy of Sciences and a Fellow of the American Association for the Advancement of Science. Age 59.

J. Pedro Reinhard

Mr. Reinhard has more than 35 years of experience in the chemicals industry and more than 30 years of international management experience, including more than 10 years as a chief financial officer. He is an audit committee financial expert and has significant capital markets and finance experience. Mr. Reinhard served as Executive Vice President and Chief Financial Officer of The Dow Chemical Company (“Dow”), a manufacturer of chemicals, plastic materials, agricultural and other specialized products, Midland, Michigan, from 1995 to 2005. Previously, Mr. Reinhard held a variety of senior international, financial and operating leadership positions at Dow after beginning his career there in 1970 in Brazil and other senior operations assignments in Europe. In 1988, Mr. Reinhard was appointed Treasurer of Dow. Mr. Reinhard served as a director of Dow from 1995 to 2007. He presently serves as President of Reinhard & Associates, a financial advisory practice since 2006. He has been a director of the Company since 2001. He is also a director of Colgate Palmolive Co. and Royal Bank of Canada. Age. 64.

D. Dean Spatz

Mr. Spatz has more than 42 years of management experience, including more than 32 years as a chief executive officer of a publicly traded company. He currently serves as Chief Executive Officer of Watasso Ventures, a company that specializes in investing in and actively participating in the management and development of entrepreneurial start-up companies. In that capacity, he serves on the boards of four portfolio companies in various technical fields. Previously, he served as Chairman and Chief Executive Officer of Osmonics, Inc (NYSE listed company), an international manufacturer and marketer of water purification, fluid separation and sea water handling products and equipment, headquartered in Minnetonka, Minnesota, a company he founded in 1969. Mr. Spatz left Osmonics in February 2003 when the company was acquired by GE Infrastructure, a unit of General Electric Company. Mr. Spatz is a licensed chemical engineer and is extensively published on reverse osmosis membrane technology, a breakthrough that he pioneered. He has been a director of the Company since 1994. Age 65.

Barrett A. Toan

Mr. Toan has more than 32 years of healthcare industry experience and more than 29 years of management experience, including more than 20 years as a chief executive officer. He served as Chairman of Express Scripts, Inc., a pharmacy benefits management company, from 1996 to May 2006 and as Chief Executive Officer of Express Scripts, Inc. from 1989 to April 2005. As President and CEO, he led the Express Scripts initial public offering in 1992, deployed innovative cost-savings and patient safety programs and led the company’s growth into a Fortune 500 firm. Prior to joining Express Scripts, Mr. Toan was the Chief Operating Officer and Executive Director of Sanus Corps Health Systems Inc. (later GenCare), a leading health maintenance organization. Before joining Sanus, Mr. Toan served in the public sector in a variety of roles, including the Director of Missouri’s Department of Social Services. He has been a director of the Company since 2001. He is also a Director of Express Scripts, Inc. and Genworth Financial, Inc. Age 62.

We appreciate the service of Timothy R.G. Sear, who has been a director of the Company since May 2005 and will be retiring at the annual meeting. Pursuant to our By-laws, we may not nominate a candidate for election as director who has reached age 72, unless otherwise determined by the Board of Directors.

The Board of Directors recommends a vote FOR each of the nominees listed above.

On February 1, 2010, pursuant to the Company’s corporate governance guidelines, Dr. Paul tendered his resignation as a Director of the Company to the Board because he will retire on March 1, 2010 from his principal occupation as Executive Vice President for Science and Technology and President of the Lilly Research Laboratories of Eli Lilly and Company. The Board reviewed the appropriateness of Dr. Paul continuing as a member of the Board, based on his substantial skill, experience and familiarity with the Company and the persons who make up the core of our broad-based customer list, and determined not to accept Dr. Paul’s resignation.

Directors Meetings and Committees

The Board has standing Audit, Compensation and Corporate Governance Committees. The following table provides information regarding the membership of and number of meetings during 2009 of the Company’s Board of Directors and its Committees.

Name	Board of Directors	Audit Committee	Compensation Committee	Corporate Governance Committee
Rebecca M. Bergman	x	x
George M. Church (1)	x
David R. Harvey	x
W. Lee McCollum	x	x*
Jai P. Nagarkatti (2)	x*
Avi M. Nash	x	x
Steven M. Paul	x	x
J. Pedro Reinhard	x		x	x*
Timothy R.G. Sear	x		x	x
D. Dean Spatz	x		x*	x
Barrett A. Toan	x	x

Number of 2009 Meetings	7	11	5	5
*	indicates Chairman

(1)	Dr. Church was appointed to the Board of Directors on October 2, 2009.
(2)	Dr. Nagarkatti was appointed Chairman of the Board of Directors on May 5, 2009.

It is our expectation that all members of the Board of Directors will attend the Company’s Annual Meeting of Shareholders, unless extraordinary circumstances prevent a director’s attendance. Each director attended at least 75% of the total meetings of the Board and each of the Committees on which they served in 2009. All directors attended the Company’s 2009 Annual Meeting of Shareholders except for Mr. Sear.

Audit Committee

The Audit Committee assists the Board of Directors in fulfilling its oversight responsibilities with regard to (1) the integrity of the Company’s financial statements, (2) the Company’s compliance with legal and regulatory requirements, (3) the independent registered public accountant’s qualifications and independence, (4) the performance of the Company’s internal audit function and independent registered public accountant, and (5) the Company’s accounting and financial reporting processes and audits of the Company’s financial statements. Additionally, the Committee has responsibility to prepare the Report of Audit Committee that Securities and Exchange Commission rules require to be included in this annual proxy statement. This report begins on page 48. The Committee is also directly responsible and has sole authority for the appointment, compensation, retention and oversight of the Company’s independent registered public accountant and meets with Company management, the internal auditors and the independent registered public accountant to (1) review the Company’s financial statements contained in the Company’s public earnings reports and the Company’s Annual Report on Form 10-K and quarterly reports on Form 10-Q, (2) review major issues regarding significant financial reporting matters and judgments made in connection with the preparation of the Company’s financial statements, (3) review legal matters that are reasonably likely to have a material effect on the Company’s financial statements, (4) review disclosures made by the Company’s Chief Executive Officer and Chief Financial Officer during their certification process for the Form 10-K or Form 10-Qs, (5) discuss the adequacy and effectiveness of the Company’s internal financial controls and disclosure controls and procedures, (6) approve the annual internal audit plan and (7) receive regular reports of major findings by internal audit and of how management is addressing the conditions reported. The Board of Directors has determined that Committee Members meet the Nasdaq Global Select Market independence requirements and that Messrs. McCollum, Nash and Toan are each an “audit committee financial expert,” as defined in Item 407(d) of Regulation S-K under the Exchange Act. The Committee operates pursuant to a written charter, which can be viewed on the Company’s website, www.sigma-aldrich.com. Information on our website does not constitute part of this proxy statement.

Compensation Committee

The Compensation Committee is responsible for guiding and approving the formulation and application of strategies, policies and practices related to the compensation of the Company’s executives to enable it to attract and retain high quality leadership, provide appropriate incentives and reward superior performance. In doing so, consideration is given to Company and individual performance expectations, internal equity, competitive practice and the requirements of appropriate regulatory bodies. Further, the Committee monitors these strategies, policies and practices to ensure that they are designed and applied in the best interest of shareholders.

The Committee is also responsible for overseeing the Company’s succession planning and management development activities. The Committee considers quality of management needed to execute the business strategy and actively participates in talent evaluation and development designed to meet the Company’s leadership needs.

Other duties and responsibilities of the Committee include annually reviewing and approving corporate goals and objectives relevant to CEO compensation; evaluating the CEO’s performance relative to those goals and objectives and recommending to our Board of Directors the CEO’s compensation levels based upon this evaluation. The Committee also administers the Company’s 2003 Long-Term Incentive Plan and the Company’s Cash Bonus Plan.

The Board of Directors has determined that each member of the Compensation Committee is independent under rules of the Nasdaq Global Select Market. The Committee operates pursuant to a written charter, which can be viewed on the Company’s website, www.sigma-aldrich.com. Information on our website does not constitute part of this proxy statement.

Corporate Governance Committee

The Corporate Governance Committee makes recommendations to the Board of Directors concerning the selection, qualification and compensation of members of the Board and its Committees, as well as the size and composition of the Board and its Committees. Specifically, the Committee shall consider the knowledge, experience, integrity and judgment of possible candidates for nomination as a director; their potential contribution to the diversity of backgrounds, experience and competencies that the Board desires to have represented; and their ability to devote sufficient time and effort to their duties as directors. The Committee will apply this same criteria to any nominees recommended by shareholders for election to the Board of Directors provided the names of such nominees, accompanied by relevant biographical information, are submitted in writing to the Secretary of the Company consistent with the timing set forth in the Company’s amended By-laws as described on page 50 under “Shareholder Proposals.” In February of each year, the Committee generally proposes to the Board nominees for directors to be elected at the Company’s Annual Meeting of Shareholders. Therefore, in order to be considered by the Committee, prospective nominee recommendations should be received by the Secretary no later than February 4th. The Committee also periodically reviews the Corporate Governance Guidelines and the Business Conduct Policy adopted by the Board and makes recommendations to the Board concerning any changes deemed appropriate in such Guidelines and Policy and the Board’s and the Company’s operations as provided therein. The Board of Directors has determined that Committee Members meet the Nasdaq Global Select Market independence requirements.

The Committee operates pursuant to a written charter, which can be viewed on the Company’s website, www.sigma-aldrich.com. Information on our website does not constitute part of this proxy statement.

Board Committee Evaluation Process

Each year, our Board evaluates its performance against certain criteria that it has determined are important to its success. These include financial oversight, strategic planning, compensation and Board structure and role. The Board’s committees also conduct self-evaluations annually, evaluating their performance against their respective committee charters. The results of these evaluations are reviewed with the Board, and further enhancements, if any, are agreed to for each committee.

Board Committee Training

We encourage members of our Board of Directors to participate in outside training and continuing education to enhance their skills, knowledge and contribution to our Company.

Board Leadership Structure

Dr. Nagarkatti has served as both the Chairman of the Board of Directors and the Company’s Chief Executive Officer since being appointed as chairman on May 5, 2009. The Board of Directors also has a lead independent director who serves as the Board’s presiding director. Currently Mr. Toan serves as the presiding director. The presiding director:

•	Presides over all Board meetings and independent directors executive sessions at which the Chairman is not present.

•	Oversees, as appropriate, preparation of agendas for such executive sessions in consultation with other directors and the Chairman/CEO.

•	Convenes meetings of independent directors, as appropriate.

•	Reviews proposed Board Meeting agenda material and schedules with Chairman.

•	Reviews material for Director orientation and continuing education.

•

Acts as a liaison between the Chairman and independent directors in matters relating to the Board (although all independent directors are encouraged to freely communicate with the Chairman/CEO at any time).

•	Is authorized to hire consultants on the Board’s behalf when needed.

•	Acts as spokesperson on behalf of the Board with Chairman/CEO present.

•	Is available as deemed appropriate by the Board for consultation and communication with shareholders. (However, in individual circumstances, any Board member may be asked to take the lead.)

We believe that the current board leadership structure is appropriate because it recognizes that in most cases one person should speak for and lead both the Company and the Board of Directors. Our governance structure provides effective oversight of the Board of Directors because:

•	We have a strong, independent presiding director;

•	The Board of Directors has established and follows robust corporate governance guidelines;

•	Eight of the ten continuing members of the Board of Directors (80%) are independent;

•	Our Audit Committee, Compensation Committee and Corporate Governance Committee are all composed solely of independent directors;

•	Our independent directors meet regularly in executive session; and

•

Our directors as a group possess a broad range of skills and experience sufficient to provide the leadership and strategic direction the Company requires as it seeks to maximize long-term value for our shareholders

Board Risk Oversight

The entire Board of Directors is responsible for oversight of our Company’s risk management processes. Company management furnishes information regarding risk management as requested by the Board. In addition, the Audit Committee, pursuant to its charter, discusses the Company’s risk assessment and risk management policies with the Company’s management, internal auditor and independent public accountants periodically and no less than at least once per year. The Compensation Committee reviews the Company’s compensation programs to ensure that economic incentives lead to decisions that are in the best long-term interests of the shareholder.

Director Compensation and Transactions

Director compensation is targeted at the median level of a comparator group of companies. To assist in achieving this goal, the Corporate Governance Committee retains the services of Total Rewards Strategies the same national consulting firm used by the Compensation Committee to analyze executive compensation, to conduct an annual director compensation analysis for the same comparator group companies as used for analysis of executive compensation as described on page 18 under Executive Compensation Philosophy and Objectives. In recommending director compensation levels, the Corporate Governance Committee also considers the significant amount of time that directors expend in fulfilling their duties to the Company as well as the skill level required by the Company of members of the Board. Any changes to compensation require approval by the whole Board. Excluding Dr. Nagarkatti, executives of the Company do not have a substantive role in setting director compensation. Dr. Nagarkatti does not receive any compensation related to his services on the Board.

The Company utilizes a combination of cash and stock-based incentive compensation to attract and retain qualified individuals to serve on the Board. The Company believes that a meaningful portion of a director’s compensation should be provided in shares of common stock and/or options for such shares. Non-employee directors are expected to own, at a minimum, shares equivalent to three times the annual retainer. This policy was initially implemented in 2004 and increased in 2008, with three years allowed to achieve the required investment level. At December 31, 2009, all directors met the shareholding requirement given their respective tenure with the Board. Additionally, as of the record date, March 5, 2010, all directors met the shareholding requirement.

The following table provides information relating to total compensation amounts paid to directors in 2009:

Director Compensation Table

Name	Year	Fees Earned or Paid in Cash (1)	Stock Awards (2)	Option Awards (3) (4)	Non-Equity Incentive Plan Comp.	Change in Pension Value and Nonqualified Deferred Comp. Earnings	All Other Comp.	Total

Rebecca M. Bergman (5)	2009	$69,500	$50,688	$112,128	$-	$-	$-	$232,316

David R. Harvey (6)	2009	132,012	-	112,128	-	-	-	244,140

W. Lee McCollum (7)	2009	96,059	50,688	112,128	-	-	-	258,875

Avi M. Nash (8)	2009	80,296	50,688	112,128	-	-	-	243,112

Steven M. Paul (9)	2009	74,437	50,688	112,128	-	-	-	237,253

J. Pedro Reinhard (10)	2009	86,315	50,688	112,128	-	-	-	249,131

Timothy R.G. Sear (11)	2009	72,697	50,688	112,128	-	-	-	235,513

D. Dean Spatz (12)	2009	84,404	50,688	112,128	-	-	-	247,220

Barrett A. Toan (13)	2009	85,000	50,688	112,128	-	-	-	247,816

George M. Church (14)	2009	20,000	-	265,622	-	-	-	285,622

(1)	Amounts listed represent payments for meeting attendance and annual retainer, which are described below under “Cash Compensation,” and the reimbursement of travel expenses.
(2)

Amounts listed represent the compensation cost for shares of our common stock that were awarded to non-employee directors on January 2, 2009. Each non-employee director as of January 2, 2009 received 1,200 shares of stock with a total fair value of $50,688 on the award date.

(3)

Represents the compensation cost of option awards, before reflecting assumed forfeitures, over the requisite service period, as described in Statement of Financial Accounting Standards No. 123(R), “Accounting for Stock-Based Compensation” (FAS 123(R)). Options granted to directors vest over a three-month period. Amounts reflected within the table are different than the amounts recognized in the consolidated financial statements due to the assumed forfeiture rate reflected in the consolidated financial statements.

(4)

On May 6, 2009, Ms. Bergman, Drs. Harvey and Paul and Messrs. McCollum, Nash, Reinhard, Sear, Spatz and Toan each received 10,000 options that had a total grant date fair value of $112,128. On October 2, 2009, Dr. Church received 20,000 options that had a total grant date fair value of $265,622.

(5)	As of December 31, 2009, Ms. Bergman had 30,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to her on January 2, 2009.
(6)

As of December 31, 2009, Dr. Harvey received $96,269 as part of his employment agreement as Chairman in 2009. On May 5, 2009, Dr. Harvey retired as Chairman, but continued as a Director of the Company. The amount he received is the pro-rata portion earned through his retirement date. As of December 31, 2009, Dr. Harvey had 200,000 option awards outstanding.

(7)	As of December 31, 2009, Mr. McCollum had 86,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(8)	As of December 31, 2009, Mr. Nash had 50,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(9)	As of December 31, 2009, Dr. Paul had 40,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(10)	As of December 31, 2009, Mr. Reinhard had 86,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(11)	As of December 31, 2009, Mr. Sear had 30,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(12)	As of December 31, 2009, Mr. Spatz had 74,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(13)	As of December 31, 2009, Mr. Toan had 86,000 option awards outstanding and retained ownership of the 1,200 shares of common stock awarded to him on January 2, 2009.
(14)	As of December 31, 2009, Dr. Church had 20,000 option awards outstanding.

Cash Compensation

Directors who are employed by the Company receive no compensation or fees for serving as a director or for attending board or committee meetings. Directors who are not employed by the Company receive cash and stock compensation, as described below.

Except for David R. Harvey and George M. Church, each non-employee director received retainer fees of $50,000 in 2009 for being a member of the Board and its Committees. Dr. Harvey received retainer fees of $25,000. Dr. Church, who was elected to the Board in October 2009, received retainer fees of $12,500 in 2009. In addition, each non-employee director also received a fee for his or her participation in Board and Committee meetings. In May 2009, the Board voted that the Presiding Director will receive $4,000 as compensation for leading the Executive Session portion of each scheduled meeting. The following table provides information related to the meeting fees paid to non-employee directors:

	Board of Directors (1)	Audit Committee (2)	Compensation Committee (3)	Corporate Governance Committee (3)

Participation in person (4)	$3,000	$1,000	$1,000	$1,000

Participation via conference call	$1,500	$500	$500	$500

(1)	From May 2009 on, the Presiding Director received $4,000 for every scheduled meeting in which he participated.
(2)	During 2009, the Audit Committee Chairman received $4,000 for every meeting attended in person and $2,000 for every conference call in which he participated.
(3)	During 2009, the Compensation and Corporate Governance Committee Chairmen each received $2,000 for every meeting attended in person and $1,000 for every conference call in which they participated.
(4)	Non-employee directors participating in person at meetings also received reimbursement of travel expenses.

Stock Compensation

Pursuant to the Company’s 2003 Long-Term Incentive Plan, the Company currently provides non-employee directors with stock compensation as follows:

•	Newly elected directors will be granted options to acquire 20,000 shares of common stock upon the date of his or her initial election to the Board;

•

Eligible directors serving on the Board on the day after any annual shareholder meeting, who have served on the Board for at least six months prior to the annual meeting, will be granted options to acquire 10,000 shares of common stock on such date; and

•	Each non-employee director is awarded 1,200 shares of common stock on January 1st of each fiscal year.

Eight of the nine existing non-employee directors received options to purchase 10,000 shares of common stock in 2009. Dr. Church received options to purchase 20,000 shares of common stock immediately after being appointed to the Board in October 2009. If elected at the 2010 annual meeting, all nine continuing non-employee directors will receive options to purchase 10,000 shares of common stock the day after the meeting. The option exercise price per share is equal to the fair market value, or the closing stock price, of the common stock on the date the option is granted. No option will vest or may be exercised to any extent until the holder has continually served as a director for at least three months from the date of grant, provided that such options will vest and become exercisable upon termination of service by reason of death, disability or retirement, subject to the terms and conditions of the plan. The options expire ten years from the date of grant.

Except for Drs. Harvey and Church, each existing non-employee Director received 1,200 shares of common stock on January 2, 2009.

Shareholder Communication with the Board of Directors

Shareholders can communicate directly with the Board of Directors, any individual member of the Board of Directors or any of its Committees by mailing correspondence to:

Board of Directors - Sigma-Aldrich Corporation

P. O. Box 775544

St. Louis, MO 63177

USA

SECURITY OWNERSHIP OF DIRECTORS, EXECUTIVE OFFICERS

AND PRINCIPAL BENEFICIAL OWNERS

Directors and Executive Officers

The following table sets forth the amount of the Company’s common stock beneficially owned by each of the directors, the named executive officers of the Company shown in the Summary Compensation Table on page 28, and by all directors and executive officers of the Company as a group, all as of March 5, 2010, based upon information obtained from such persons.

Name	Company Position	Shares Beneficially Owned (1)(2)

Rebecca M. Bergman	Director	32,400	(4)

George M. Church	Director	21,200	(4)(5)

Gilles A. Cottier	President, SAFC	141,285	(3)

David R. Harvey	Director	223,870	(4)

David W. Julien	President, Global Supply Chain	152,175	(3)

W. Lee McCollum	Director	94,000	(4)

Jai P. Nagarkatti	Director, Chairman, President and Chief Executive Officer	508,421	(3)

Avi M. Nash	Director	56,000	(4)

Steven M. Paul	Director	44,800	(4)

J. Pedro Reinhard	Director	92,000	(4)

Rakesh Sachdev	Senior Vice President, Chief Financial Officer and Chief Administrative Officer	38,332	(3)(5)

Timothy R.G. Sear	Director	72,000	(4)

D. Dean Spatz	Director	106,400	(4)

Barrett A. Toan	Director	94,000	(4)

Franklin D. Wicks	Managing Director, US & Canada; President, Research Essentials & Specialties	152,922	(3)

Total directors and executive officers as a group (including those listed above)		2,352,125	(6)

(1)

Each nominee or executive offer has both sole voting power and sole investment power with respect to the shares set forth in the table opposite his or her name, except as follows: Mr. Toan shares voting and investment power as to 3,200 shares held in joint tenancy with his spouse; Dr. Wicks shares voting and investment power as to 13,987 shares held in joint tenancy with his spouse. Shares owned separately by spouses are not included.

(2)	Represents less than one percent (1%) of the Company’s common stock outstanding as of March 5, 2010 for each of the named individuals and less than two percent (2%) for the group.
(3)

Includes 425,000, 130,600, 124,066, 118,800 and 25,700 shares subject to stock options that do not have voting rights and that are exercisable as of, or within 60 days of, March 5, 2010, for Drs. Nagarkatti and Wicks and Messrs. Cottier, Julien and Sachdev respectively.

(4)

Includes 20,000, 185,000, 40,000, 30,000, 86,000, 50,000, 86,000, 30,000, 74,000 and 86,000 shares subject to stock options that are exercisable as of, or within 60 days of, March 5, 2010, for Drs. Church, Harvey and Paul, Ms. Bergman and Messrs. McCollum, Nash, Reinhard, Sear, Spatz and Toan, respectively.

(5)	Includes 8,422 shares of restricted stock that do not have voting rights for Mr. Sachdev.
(6)

Includes 1,893,628 shares subject to stock options that are exercisable as of, or within 60 days of, March 5, 2010, for the directors and executive officers as a group and 17,201 restricted stock shares that do not have voting rights.

Principal Beneficial Owners and Transactions

The following table sets forth information for each entity that, to the knowledge of the Company, beneficially owned more than five percent (5%) of the Company’s common stock as of March 5, 2010

Name and Address	Shares Beneficially Owned		Percent of Shares Outstanding

State Farm Mutual Automobile Insurance Company And related entities One State Farm Plaza Bloomington, IL 61710	14,083,264	(1)(2)	11.62%

Capital World Investors 333 South Hope Street Los Angeles, CA 90071	12,184,649	(3)	10.05%

The Growth Fund of America, Inc. 333 South Hope Street Los Angeles, CA 90071	6,155,000	(4)	5.08%

BlackRock, Inc. 40 East 52nd Street New York, NY 10022	6,152,228	(5)	5.07%

(1)

As set forth in such company’s Schedule 13G/A, filed on February 3, 2010 State Farm Mutual Automobile Insurance Company represents shares owned by such entity and entities affiliated with such entity, including State Farm Life Insurance Company, State Farm Fire and Casualty Company, State Farm Investment Management Corp., State Farm Associates Funds Trust – State Farm Growth Fund, State Farm Associates Funds Trust – State Farm Balanced Fund, State Farm Insurance Companies Employee Retirement Trust and State Farm Insurance Companies Savings and Thrift Plan for U.S. Employees. The filing indicates that such entities, along with State Farm International Life Insurance Company Ltd. and State Farm Mutual Fund Trust, may constitute a group but states that each person disclaims beneficial ownership as to all shares not specifically attributed to such entity in the filing and disclaims that it is part of a group. State Farm Mutual Automobile Insurance Company and related entities report (i) sole voting power over 14,033,160 shares, (ii) shared voting power over 50,104 shares, (iii) sole dispositive power over 14,033,160 shares and (iv) shared dispositive power over 50,104 shares.

(2)	As of December 31, 2009, State Farm Mutual Automobile Insurance Company held $100,000,000 of the Company’s 7.687% Senior Notes due September 12, 2010.
(3)

As set forth in such company’s Schedule 13G/A, filed on February 10, 2010, Capital World Investors reports (i) sole voting power over 12,184,649 shares, (ii) shared voting power over none of the shares, (iii) sole dispositive power over 12,184,649 shares and (iv) shared dispositive power over none of the shares.

(4)

As set forth in such company’s Schedule 13G, filed on February 12, 2010, the Growth Fund of America, Inc. reports (i) sole voting power over 6,155,000 shares, (ii) shared voting power over none of the shares, (iii) sole dispositive power over none of the shares and (iv) shared dispositive power over none of the shares. The Growth Fund of America, Inc., an investment company registered under the Investment Company Act of 1940, which is advised by Capital Research and Management Company (“CRMC”), is the beneficial owner of 6,155,000 shares of common stock. CRMC manages equity assets for various investment companies through two divisions, Capital Research Global Investors and Capital World Investors. These divisions generally function separately from each other with respect to investment research activities and they make investment decisions and proxy voting decisions for the investment companies on a separate basis.

(5)

As set forth in such company’s Schedule 13G/A, filed January 29, 2010 BlackRock, Inc. reports (i) sole voting power over 6,152,228 shares, (ii) shared voting power over none of the shares, (iii) sole dispositive power over 6,152,228 shares and (iv) shared dispositive power over none of the shares.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Securities Exchange Act of 1934 requires that the Company’s executive officers, directors and persons who own beneficially more than ten percent of the Company’s outstanding stock, file reports of ownership and changes in ownership with the SEC and any national securities exchange on which the Company’s securities are listed and furnish the Company with copies of all Section 16(a) reports so filed. Based solely on a review of these reports filed with the Commission and certain written representations furnished to the Company, the Company believes that its executive officers and directors complied with all applicable Section 16(a) filing requirements during 2009.

COMPENSATION DISCUSSION & ANALYSIS

Overview

Our compensation discussion describes the material elements of compensation paid or awarded to or earned by each of our named executive officers listed in the Summary Compensation Table on page 28. The discussion focuses on the information contained in the tables and related footnotes and discussion, primarily for the last fiscal year, but also before or after the last fiscal year when it enhances the discussion.

The Compensation Committee (Committee) of our Board of Directors has responsibility for establishing and monitoring the adherence to the Company’s compensation philosophies and objectives. The Committee aims to ensure that the total compensation paid to the Company’s named executive officers is fair, reasonable and competitive. A description of the Committee’s role in setting executive compensation is included on page 10 in the discussion of the Directors Meetings and Committees. Reference to “we” and “our” in the Compensation Discussion and Analysis is to the Company.

Role of Executive Officers in Compensation Decisions

The Committee makes all compensation decisions for the named executive officers. The President and CEO annually reviews the performance of the named executive officers, other than himself whose performance is reviewed by the Committee, and presents individual compensation recommendations to the Committee as well as compensation program design recommendations. The Committee exercises its discretion in accepting, modifying or disregarding these recommendations.

Executive Compensation Philosophy and Objectives

We seek to maintain executive compensation programs designed to attract, retain and reward executives who are responsible for achieving the business objectives necessary to assure profitable growth in the complex and competitive global chemical, life science and high technology industries. The Committee believes that compensation paid to executives should be closely aligned with both our short-term and long-term performance, and that a significant portion of compensation should be directly related to factors that influence shareholder value, thereby aligning compensation closely with our shareholders’ interest. In administering our pay-for-performance philosophy, the Committee considers performance against financial and operational objectives that are consistent with our strategic plans.

The Committee retains the services of Total Rewards Strategies, an independent national compensation consulting firm, to collect benchmark data and analyze the compensation and related data of a comparator group of companies. Total Rewards Strategies also provides the Committee with alternatives to consider when making compensation decisions and provides opinions on compensation recommendations the Committee receives from management. The Compensation consultant was present at all of the Committee’s meetings in 2009 to provide analysis and opinion regarding executive compensation trends and practices. In 2009, Total Rewards Strategies provided executive compensation consulting services to the Committee and director compensation consulting services to the Corporate Governance Committee, but did not provide any services to the Company other than compensation consulting to these committees.

A comparator group of companies has been identified which is comprised of our direct competitors and a broader group of companies in the chemical, life science and high technology industries, which the Committee believes is representative of the labor market from which we recruit executive talent. Factors used to select the comparator group companies include industry segment, revenue, profitability, number of employees and market capitalization. The Committee reviews the comparator group annually. The companies in the comparator group that were used to benchmark 2009 compensation practices include:

Affymetrix Inc.	Dionex Corporation	PerkinElmer Inc.
Agilent Technologies	Life Technologies	Qiagen
Albemarle Corporation	Lonza Group	Thermo Fisher Scientific
Beckman Coulter Inc.	Mettler-Toledo	Varian Inc.
Bio-Rad Laboratories, Inc.	Millipore Corporation	VWR International
Charles River Labs	Pall Corporation	Waters Corporation

When determining the appropriateness of the 2009 comparator group, the Committee compared 2008 fiscal year-end financial results for Sigma-Aldrich and the comparator group. As displayed in the table below, Sigma-Aldrich placed in the second quartile for sales and the top quartile for net income and market capitalization. It is the Committee’s opinion that the median practice of the comparator group was reasonable and appropriate for compensation benchmarking.

2008 Financial Results of the Comparator Group ($ in Millions and refer to amounts at December 31, 2008, the last date for which complete information is available)
Comparator Group	Sales	Net Income	Market Capitalization

50th Percentile	1,851	136	2,776,200

75th Percentile	2,730	213	4,051,300

Sigma-Aldrich	2,200	341	5,158,800

At its August 2009 meeting, the Committee reviewed the composition of the comparator group and decided to maintain the same members of the 2008 comparator group noting that Agilent had made an offer to acquire Varian Inc. On August 20, 2009, Varian Inc was acquired by Agilent Technologies and will be removed from the Comparator Group. Among other analyses, Total Rewards Strategies calculates the 50th percentile, or median, of the comparator group for base salary, cash bonus, long-term incentives and total overall compensation. The Committee uses the median as a primary reference point when determining compensation targets for each element of pay. When individual and targeted company financial performance is achieved, the objective of the executive compensation program is to provide overall compensation at the median of pay practices of the comparator group of companies. Actual target pay, for an individual, may be more or less than median based on the Committee’s evaluation of the individual’s performance and potential.

Consistent with the Committee’s philosophy of pay for performance, incentive payments can exceed target levels only if overall Company financial targets are exceeded and will fall below target levels if overall financial goals are not achieved.

Excessive Risk and Compensation Policies

Through our compensation programs the Company strives to provide incentives and rewards that strike the appropriate balance between risk and reward. It is the Committee’s opinion that the Company’s compensation programs for executives do not create incentives to take risks that are not well understood and are managed such that they reduce, as is commercially prudent, the chance of such risks resulting in a material adverse impact.

The nature of the Company’s business is broadly diversified such that overall profits are not concentrated in any one customer, line of business or region. Business units and regions are similarly diversified in the procurement of raw materials and energy. The Company uses derivative financial instruments only to hedge a small portion of our currency exposure. We do not take excessive risk in our business and our compensation programs do not create incentives to take risks likely to have material adverse impact.

Specifically, our compensation plans and employment contracts do not provide guaranteed bonuses. We use multiple and balanced performance metrics in all incentive plans. We avoid severance packages that are above industry norms. Our compensation plans target median compensation levels relative to our comparator group and incentive awards have maximum payouts established. Supplemental pension contributions are designed to achieve a targeted replacement ratio that does not exceed the median relative to peer practices. We do not make abnormally large equity grants. Equity grants are made at market rates such that executives share the same upside potential and downside risk as shareholders. We introduced a “claw back” provision in our cash bonus plan that requires recouping of portions or all bonus payments to certain executives resulting from achievement that is later negated as a result of a financial restatement. The majority of compensation to all of our Corporate officers is provided as performance-based long-term incentives; and all long-term incentive plan participants, including our executive officers, have substantial shareholding requirements.

In summary, our compensation programs are structured so that over the long term most of our executives’ total compensation is tied to the long term financial strength of the Company and we do not provide significant short term incentives that would encourage near term risk taking that may not be in the long term interests of our shareholders.

Elements of Compensation

Elements of our executive compensation and benefits package include:

•	a base salary;

•	a performance-based annual cash bonus award;

•	long-term compensation awards that include a combination of stock option grants and performance shares;

•	employee benefits, such as life, health and disability insurance benefits, a qualified savings plan (401(k)), a defined benefit pension plan and a supplemental retirement plan;

•	a nonqualified, noncontributory deferred compensation plan;

•	limited perquisites;

•	upon termination or a change in control, severance payments and acceleration of long-term equity related awards;

•	a share ownership policy that requires executives to hold Company stock equal to a certain multiple of their base salary; and

•	on an ad hoc basis, granting of cash or equity compensation to attract new executives to the Company.

We provide the Compensation Committee with a Total Compensation Analysis for each of our senior executives, including our named executive officers, which provide the annual value of each component of compensation and benefits and the combined annual value of all compensation.

Each element of compensation is designed to achieve a specific purpose and to contribute to a total package that is competitive, appropriately performance-based and valued by our executives. There is no pre-determined policy or target for allocating compensation between components. The Committee reviews information provided by Total Rewards Strategies and the Company’s historical pay practices to determine the appropriate level and mix of compensation. In allocating compensation among elements, we believe the compensation of our most senior executives, including our named executive officers, who have the greatest ability to influence Company performance, should be predominately performance-based. As a result of this philosophy, over 65%of the named executive officer’s total compensation, including our Chairman, President and CEO, is allocated to performance-based pay.

2009 TARGET COMPENSATION MIX
	Base Salary	Cash Bonus	Long Term Incentives

Jai P. Nagarkatti	27%	14%	59%
Rakesh Sachdev	31%	13%	56%
Franklin D. Wicks	34%	14%	52%
David W. Julien	34%	14%	52%
Gilles A. Cottier	34%	14%	52%

The Committee reviews historic target compensation and realized compensation for Sigma-Aldrich compared to actual and comparative financial and equity performance. Actual company performance with respect to revenue, net income and total shareholder return is compared to total compensation over a five-year period. Relative company performance and total realized compensation are compared to the comparator group.

The Committee also analyzed Sigma-Aldrich equity compensation compared to market capitalization, net income and outstanding shares to ensure that Sigma-Aldrich equity grants are consistent and competitive with comparator group practice and financial performance.

Base Salary.  We provide executives with a base salary that is intended to attract and retain the quality of executives needed to lead our complex global businesses. Base salaries for executives are generally targeted at the median of the comparator group, although individual performance, internal equity, compensation history and contribution of the executive are also considered. The Committee reviews base salaries for named executive officers annually and may make adjustments based on individual performance, market competitiveness, internal equity and the scope of responsibilities.

At Dr. Nagarkatti’s request, the Compensation Committee maintained his base salary for 2009 at the same level as 2008. For 2009, base salaries for our executives and management team were maintained at the same level as 2008. The following table provides annualized base salary information for our named executive officers for 2009:

2009

Jai P. Nagarkatti	$750,000

Rakesh Sachdev	475,000

Franklin D. Wicks	350,000

David W. Julien	340,000

Gilles A. Cottier	300,000

Annual Cash Bonus.  Our cash bonus plan, approved by shareholders in 2003, is designed to provide incentives to achieve annual financial and operational performance targets set in conjunction with the annual business planning process. The full text of the cash bonus plan is included in Appendix A to this Proxy Statement. Additionally, the cash bonus plan is being presented for shareholder approval at the 2010 Annual Meeting to preserve certain tax deductibility under Section 162(m) of the Code. In 2009 the Company proposed amending the plan to provide additional performance measures that may be used by the Committee in the future and adding a bonus re-payment requirement, often called a “claw back” provision, which requires certain executives to repay cash bonus awards in situations where financial results are subsequently restated.

Target cash bonus awards are determined for each executive position by competitive analysis of the comparator group. In general, the median annual cash bonus opportunity of the comparator group is used to establish target bonus opportunities, but consideration is given to the individual executive’s responsibilities and contribution to business results as well as internal equity.

For 2009, the Committee made selective and limited changes in the cash bonus plan design in a effort to create better alignment with the Company’s strategic plan initiatives. Free Cash Flow, which is defined as cash flow from operating activities less capital expenditures, was added as a performance measure to emphasize asset and liability management with 10% of the bonus opportunity allocated to this performance component. For our Business Unit Presidents and other applicable participants, unit sales targets were substituted for overall company sales growth targets to better align incentives and rewards with business unit performance. Rewards for all other participants, including our named executive officers that are not business unit presidents, remained on the overall company sales growth target. The sales growth component of the bonus plan whether for unit or overall company performance remained at 30%. The maximum payout for sales growth, operating income and free cash flow measures was increased to 200% from 150% to provide additional incentive to achieve above plan target results because the contribution to earnings increases significantly when performance above plan targets is achieved which the Committee believes is aligned with shareholder interests.

The Committee established the 2009 target bonus opportunities for the cash bonus plan participants, including the named executive officers. The table below lists the 2009 target bonus awards, as a percentage of base salaries, for our named executive officers:

	Bonus at Threshold Performance	Bonus at Target Performance	Maximum Bonus for Exceeding Target Performance

Jai P. Nagarkatti	0%	80%	144%

Rakesh Sachdev	0%	65%	117%

Franklin D. Wicks	0%	60%	108%

David W. Julien	0%	60%	108%

Gilles A. Cottier	0%	60%	108%

Performance targets for the annual cash bonus remain linked directly to the annual business plan for the overall Company and to individual business units where applicable. In 2009, targets were established for:

•

total Company sales growth and business unit sales growth, currency adjusted and excluding new acquisitions and divestitures, weighted 30% of the total cash bonus opportunity with a maximum payout of 200%;

•	operating income, weighted 40% of the total cash bonus opportunity with a maximum payout of 200%;

•	free cash flow, weighted 10% of the total cash bonus opportunity with a maximum payout of 200%; and

•

unit/individual objectives, weighted 20% of the total cash bonus opportunity for all participants with a maximum payout of 100%. For 2009, the unit/individual objectives included earnings per share for Dr. Nagarkatti and Mr. Sachdev; net price contribution for the Research business for Dr. Wicks; inventory reduction for Mr. Julien; and improved financial operating performance for the SAFC business for Mr. Cottier.

Results in 2009 for cash bonus plan performance targets, were as follows:

•	total Company sales growth was 1.7%, which was below threshold;

•	operating income was $516 million, which was above threshold but below target;

•	free cash flow was $396 million, which was above the maximum; and

•	unit/individual objective achievement varied by unit which resulted in full or partial achievement for the Named Executive Officers ranging between 0% and 20% of the bonus potential for the component.

All performance goals for our named executive officers are quantifiable and performance is derived without use of discretion. Using the cash bonus plan formula the named executive officers received the following annual cash bonus compensation in February 2010 for performance in 2009:

Cash Bonus

Jai P. Nagarkatti	$384,000

Rakesh Sachdev	197,600

Franklin D. Wicks	137,130

David W. Julien	138,720

Gilles A. Cottier	122,400

These annual bonus amounts are also listed in the Summary Compensation Table on page 28 in the column titled, “Non-equity Incentive Plan Compensation.”

For 2010, the Committee maintained the structural design of the cash bonus plan used in the prior year with one change. The payout level for threshold performance was increased from 0% to 50% with a corresponding increase in performance expectations to achieve the threshold. The Committee made the change because it believes the threshold payout at zero did not represent a meaningful incentive. In February 2010, the Committee established the 2010 target bonus opportunities as a percentage of base salaries. The table below lists the 2010 target bonus awards as a percent of base salaries for our named executive officers:

	Bonus at Threshold Performance	Bonus at Individual and Company Target Performance	Maximum Bonus for Exceeding Target Performance

Jai P. Nagarkatti	50%	100%	180%
Rakesh Sachdev	33%	65%	117%
Franklin D. Wicks	30%	60%	108%
David W. Julien	30%	60%	108%
Gilles A. Cottier	30%	60%	108%

Financial and operational performance targets for the annual cash bonus plan are linked directly to the annual business plan for the overall Company and its business units, where applicable. For 2010, performance goals established by the Committee include:

•	Company/unit sales growth, currency adjusted and excluding new acquisitions, weighted 30% of the total cash bonus opportunity with a maximum payout of 200%;

•	operating income weighted 40% of the total cash bonus opportunity for all participants with a maximum payout of 200%;

•	free cash flow, weighted 10% of the total cash bonus opportunity for all participants with a maximum payout of 200%; and

•

unit/individual objectives, weighted 20% of the total cash bonus opportunity for all participants with a maximum payout of 100%, with quantifiable objectives established for each executive determined by formula.

The Committee has established specific annual performance targets for 2010 for each goal listed above that will be appropriately challenging and consistent with achieving the Company’s long-term growth and profitability objectives of 10% annual sales growth currency adjusted and 20% return on equity. Specific objectives for any particular unit, region or time period are considered competitively sensitive in that they may reveal tactical marketing, sales, operations and cash flow initiatives that may put the Company at a disadvantage in the marketplace if they were to be disclosed.

Since the implementation of the cash bonus plan in 2003, the bonus payout was below target in 2003, 2004, 2007, 2008 and 2009 and exceeded target in 2005 and 2006. The average bonus payout for 2003 through 2009 was 87% of targeted performance levels. The maximum payout level has not been achieved in any year since the plan was implemented.

Long-Term Incentives.  We use our shareholder-approved, 2003 Long-Term Incentive Plan, as amended and restated January 3, 2006 (the “2003 LTIP”), to attract and retain key management, including our named executive officers. The Committee administers the plan and believes the 2003 LTIP provides an appropriate incentive to produce superior returns to shareholders over the long-term by offering participants an opportunity to benefit from stock appreciation through stock ownership. Competitive benchmarking to the comparator group, the executive’s responsibilities, and the individual’s contributions to business results determine the level of long-term compensation. In general, the median value of long-term compensation in the comparator group is used to determine the approximate value of long-term incentives. The Black-Scholes method of stock valuation, which is consistent with our expensing of equity awards under ASC Topic 718 was used in 2009 to determine the value of stock options.

The Committee believes that a combination of stock options and performance shares in equal proportions, which are contingent upon achieving long-term financial targets, aligns the interests of executives with shareholders through stock appreciation and appropriately considers the volatility of our stock price whose value at times may be driven by general forces in the market.

Stock Options.  On February 17, 2009, eligible executives received stock option grants with a ten-year life that vest in three equal increments over three year term of the grant on the anniversary date of the grant. The Black-Scholes value that was used to determine the relative value of an option on the grant date, without considering forfeitures, was used to determine stock option valuation for expensing and financial reporting purposes was consistent with ASC Topic 718. Consistent with the provisions of the 2003 LTIP, the purchase price of stock options granted in 2009 was 100% of the fair market value of a share of the Company’s common stock on the date the option was granted, determined by that day’s closing price of our common stock. The Committee has a policy whereby options will be granted at 100% of the fair market value of the Company’s common stock on the close of trading on the first day of the designated “window” which follows a public release of earnings to our investors. By setting the option price within the open trading window period, the Committee believes it will enhance transparency and reduce the potential for stock option pricing to unduly affect compensation. The expense related to 2009 option grants to our named executive officers, excluding assumed forfeitures, is listed in the Summary Compensation Table on page 28 and the grants of options are listed in the Grants of Plan-Based Awards table on page 29.

Performance Shares.  The 2003 LTIP provides for awards of performance shares for achieving financial targets over a three-year period. A new three-year performance period is launched each year. The Committee has established financial performance measures and targets for the three-year performance periods beginning in 2007, 2008 and 2009, including (1) an average annual growth in sales (currency adjusted) of 10% for 2007 and 2008 and 7.8% for 2009 and (2) an average return on equity of 20%. The performance share award measures for all performance periods are weighted equally. Performance share awards are determined by formula without management or committee discretion. At the end of the performance period, depending upon the level of performance achieved, the amount earned is delivered 50% in shares of Company common stock and 50% in cash. The cash portion provides for tax withholding obligations. Participants must be employees at the end of the performance period to receive a payout except in the event of death, disability or retirement where a prorated award is made. Awards are vested fully at the end of the performance period. The target value related to 2009 performance share grants to named executive officers is listed in the Summary Compensation Table on page 28.

On February 17, 2009, executives including our CEO and named executive officers were granted performance shares for the three-year period beginning January 1, 2009 through December 31, 2011. The number and value of performance shares for the three-year performance period 2009 through 2011 are listed in the Grants of Plan-Based Awards table on page 29.

The most recent payout of performance shares, based on Company sales growth and return on equity performance for the three-year period beginning January 1, 2007 and ending December 31, 2009 occurred in February 2010 at 75% of the potential target.

2007 PERFORMANCE SHARE PAYOUT
Measure	Weight	Threshold (50% of grant)	Target Performance (100% of grant)	Maximum (150% of grant)	Financial Results	Shares Awarded as % of Target
Sales Growth	50%	7.5%	10.0%	15.0%	5.2%	0.0%
Return on Equity	50%	18.0%	20.0%	22.0%	22.1%	75%
Total	100%					75%

Sales growth and return on equity goals were equally weighted at 50% each. The threshold for sales growth for the three-year period was not achieved resulting in no award for the performance share opportunity. The maximum for the return on equity goal was exceeded resulting in a 150% award for the performance share opportunity. The combined achievement for both performance goals resulted in an award of 75% (50% times 0% plus 50% times 150%) of the target performance shares granted to participants.

Company Sponsored Benefit Plans. We provide named executive officers with essentially the same company-sponsored health, welfare and retirement benefits as all other employees, including life, health and disability insurance benefits, a qualified savings plan and a defined benefit pension plan. Because of salary limits on the basic disability insurance benefit, certain highly compensated employees, including our named executive officers, participate in a Company paid supplemental long-term disability benefit that provides base salary income replacement of 66 2/3% to a maximum monthly benefit of $21,000 when disabled. A catastrophic benefit could provide an additional base salary income replacement of 33 1/3% to a maximum of $8,000 per month. Long-term disability benefits are payable to age 67.

Retirement Plans. U.S. executives, including our named executive officers, participate in our Retirement Security Value Plan, or “pension plan,” and our 401(k) savings plan. Certain executives, including our named executive officers, participate in our supplemental employee retirement plan, or “SERP.” A detailed description of the terms of these plans and the benefits provided to our named executive officers can be found beginning on page 31. We target annual retirement income from Company contributions to the combined Company retirement plans and social security at approximately 37.5% of final year base salary for an executive with 30 years of service, which equals about 1.25% of final base salary per year of service. The Committee directs Total Rewards Strategies to periodically review retirement benefits of the comparator group to determine the competitiveness of our retirement benefits. We monitor the median of retirement benefit practices to establish benefit levels.

Nonqualified Deferred Compensation Plan. We provide certain employees, including the named executive officers, the opportunity to defer the payment of up to 50% of their base salary and/or up to 100% of their annual cash bonus for the purpose of supplementing their retirement income or short-term savings and deferring current pre-tax income on which they earn a tax-deferred market rate of return. Details of our 2005 Flexible Deferral Plan are described on page 32.

Supplemental Retirement Plan. Our Supplemental Executive Retirement Plan (SERP) provides certain executives, including the named executive officers, with additional retirement savings to supplement those that would otherwise be available but for limits imposed by the Internal Revenue Code, including a limitation on eligible compensation in a qualified savings plan of $245,000 for 2009. The Committee, through a review of retirement benefits of the comparator companies supplied by Total Rewards Strategies, establishes the overall target for retirement benefits. We maintain a bookkeeping account for participants reflecting annual credits of 6% of base salary, or more at the discretion of the Committee. When determining SERP contributions, the Committee relies on our current retirement plan objectives as described above. In addition to a SERP contribution of 6% of base salary, the Committee, using the approach described above, identified a gap in the projected retirement earnings for Dr. Nagarkatti and authorized an additional credit of $142,700 to the SERP account of Dr. Nagarkatti and $7,500 for Dr. Wicks and Messrs. Sachdev, Julien and Cottier in 2009 to enable the account of each officer to approach the target contribution of 1.25% of final base salary per year of service.

To provide market rates of return on SERP account balances, participants in the plan, including the named executive officers, choose the investment mix to be used to determine the earnings to be credited to their account from a list of mutual funds that coincide with the investment options within our Flexible Deferral Plan plan. Details of the SERP, including contributions and earnings for our named executive officers, are listed in the table on page 33.

Limited Perquisites. We provide leased automobiles and pay vehicle-operating expenses to certain executives, including Dr. Nagarkatti. The annual benefit for these vehicles in 2009 was less than $10,000 for each named executive officer receiving this benefit. In 2009, we changed this program to provide an allowance of $1,500 per month in lieu of a vehicle. We do not provide any other perquisites to our executives. The value of the provided automobiles or auto allowance is included in the All Other Compensation table on page 29.

Severance Benefits. As described on page 36 we have entered into Change in Control Agreements with each of our named executive officers, which also contain severance provisions with no gross up subject to a double trigger provision that requires both a change in control and the termination of the executive’s employment within two years of the change in control of the Company. We believe these agreements serve the interests of our Company and our shareholders by helping to retain our executives by allowing them to exercise business judgment without fear of losing their jobs as a result of a change of control. The Committee believes from its experience and the advice of its consultant that such arrangements are competitive, reasonable and necessary to attract and retain key executives. These agreements do not materially affect the Committee’s annual compensation determinations, as they only restrict the Committee’s ability to reduce base salary.

Acceleration of Vesting of Equity-Based Awards. Under the 2003 LTIP, all grants of stock options and performance shares vest upon a change in control of the Company. In the event of a change in control, the Committee believes it is appropriate to vest outstanding stock options and performance share grants to attract and retain key executives and to provide sufficient inducement to management to support a change in control when the Board of Directors determines it is in the best interest of shareholders. A definition of change in control is included in the discussion of employment agreements beginning on page 36.

Share Ownership Policy

To ensure strong linkage between the interests of our management team and those of our shareholders, we have a Management Share Ownership Policy. Under the policy, members of our global management team, including our named executive officers, are required to hold shares of our common stock equal to an established multiple of their base salary. Only shares directly or beneficially owned and the value of 401(k) plan balances invested in Company stock can be used to satisfy holding requirements. Performance shares granted but not awarded, unvested restricted stock, unvested stock options, and stock options vested but not exercised do not count toward satisfying the holding requirement. Holding requirements include:

•	President and CEO – three times base salary;
•	Business unit presidents, General Counsel and CFO – two times base salary;
•	Other corporate officers and key unit officers – one times base salary;
•	Vice presidents, key country and unit managers – one half of base salary; and
•	Other members of the management team – one fourth of base salary.

Before 2006, U.S. and international executives were required to achieve their investment level within three or five years, respectively. In 2006, the Committee extended the period to five years for all new executives hired or promoted into the executive team. At December 31, 2009, all named executive officers met their current share holding obligations given their respective tenure with the Company.

We have a policy barring our executives from trading in market options or other speculative activity related to shares of our Company’s common stock other than options awarded under the 2003 LTIP or predecessor option plans.

Tax and Accounting Implications

Deductibility of Executive Compensation.  As part of its role, the Committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code, which provides that we may not deduct certain compensation in excess of $1 million that is paid to certain key executives. Our policy is generally to structure compensation so that executive compensation is tax deductible. In certain cases, the Committee may determine that the amount of tax deductions lost is insignificant when compared to the potential opportunity for creating and improving shareholder value. The Committee therefore retains the ability to evaluate the performance of our executive officers and to pay appropriate compensation, even if it may result in the non-deductibility of certain compensation.

Nonqualified Deferred Compensation and SERP.  The Company believes it is operating its 2005 Flexible Deferral Plan and SERP in good faith consistent with the provisions of the American Jobs Creation Act of 2004 and Section 409A of the Internal Revenue Code.

Conclusion

We believe that our executive compensation policies, especially pay for performance, and their administration are appropriate and effectively align the interests of management with our shareholders. The elements of compensation are designed to work together in a balanced manner to attract, retain and motivate executives to achieve financial and operational results consistent with our strategic plan.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of Regulation S-K with management and, based on such review and discussions, the Compensation Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and the Company’s annual report on Form 10-K.

COMPENSATION COMMITTEE

D. Dean Spatz, Chairman

Timothy R. G. Sear

J. Pedro Reinhard

INFORMATION CONCERNING EXECUTIVE COMPENSATION

The following table presents details of compensation information previously discussed within the Compensation Discussion and Analysis for the Principal Executive Officer, the Principal Financial Officer and the three other most highly compensated executive officers, based on total compensation in 2009:

SUMMARY COMPENSATION TABLE
	Year	Salary	Bonus		Stock Awards (1)	Option Awards (2)	Non-equity Incentive Plan Comp. (3)	Change in Pension Value and Nonqualified Deferred Comp. Earnings (4)	All Other Comp. (5)	Total
Jai P. Nagarkatti	2009	$750,000	$-		$967,000	$678,750	$384,000	$214,864	$202,168	$3,196,782
President, CEO, Chairman	2008	750,000	-		1,144,800	1,098,000	356,625	79,672	196,171	3,625,268
	2007	660,000	-		606,750	951,750	439,105	40,069	195,000	2,892,674
Rakesh Sachdev Senior Vice President, CFO and CAO	2009	475,000	250,000	(6)	508,642	348,878	197,600	6,492	130,678	1,917,290
	2008	59,375	-		499,975	499,994	-	932	2,077	1,062,352
Franklin D. Wicks Managing Director, US & Canada; Pres., Research Essentials & Specialties	2009	350,000	-		355,856	166,520	137,130	207,932	57,381	1,274,819
	2008	350,000	-		286,200	269,376	122,045	45,489	44,774	1,117,884
	2007	340,000	-		177,980	253,800	156,570	6,544	42,810	977,704

David W. Julien President, Global Supply Chain	2009	340,000	-		355,856	166,520	138,720	125,773	50,200	1,177,069
	2008	340,000	-		286,200	269,376	118,558	30,256	45,269	1,089,659
	2007	330,000	-		177,980	253,800	163,845	5,551	43,382	974,558
Gilles A. Cottier President, SAFC	2009	300,000	-		305,572	166,520	122,400	23,529	53,878	971,899
	2008	300,000	-		286,200	293,524	104,610	15,219	41,191	1,040,744
	2007	290,000	-		177,980	253,800	143,985	11,469	40,333	917,567

(1)

Amounts listed represent the value of performance awards as of the grant date in each year, based on the targeted value (100%). The maximum value achievable is 150% of the targeted value. Assumptions used in the calculation of these targeted amounts are included in Note 12 “Common Stock” to our consolidated financial statements for 2009 included in our annual report on Form 10-K filed with the SEC on February 10, 2010. The performance shares were granted pursuant to our 2003 LTIP. Dividends are not paid on these performance shares. The ultimate number of shares awarded pursuant to these grants will depend upon our performance over the three-year periods ending December 31, 2009, 2010 and 2011. Shares will be awarded in 2010, 2011 and 2012 after the results for the performance periods have been determined.

(2)

Represents the value of option awards at grant date, based on the assumptions used in calculating the value of an option in ASC Topic 718. Assumptions used in the calculation of these amounts are included in Note 12 “Common Stock” to our consolidated financial statements for 2009 included in our annual report on Form 10-K filed with the SEC on February 10, 2010.

(3)

This column represents annual cash bonus awards paid under Sigma-Aldrich Corporation Cash Bonus Plan. Amounts are earned and accrued during the fiscal years indicated and are paid subsequent to the end of the fiscal year pursuant to our cash bonus plan, discussed beginning on page 20.

(4)

Amounts represent the change in the present value of accrued benefits under our defined benefit cash pension plan, discussed on page 31, from December 31, 2008 to December 31, 2009. Effective with the 2008 calendar year, the Company was required to change the plan’s measurement date used for financial reporting purposes from November 30 to December 31. The change in pension values shown for 2008 is the change for the calendar year, rather than for the thirteen months elapsed since the previous plan measurement date. There are no above-market or preferential investment earnings on nonqualified deferred compensation arrangements for any of our named executive officers or any other employees.

(5)	Components of this column are described within the “All Other Compensation” table on page 29.
(6)

Mr. Sachdev joined the Company on November 17, 2008. Pursuant to his agreement letter,. Mr. Sachdev received the first of two equal payments payable on the first and second anniversary of his employment.

The components of all other compensation for 2009 are as follows:

ALL OTHER COMPENSATION
Name	Year	401(k) Retirement Savings Plan	Supplemental Retirement Plan	Relocation Payments	Personal Use of Company Vehicle / Car Allowance	Total
Jai P. Nagarkatti	2009	$9,420	$187,700	$-	$5,048	$202,168
Rakesh Sachdev	2009	9,420	36,000	66,566	18,692	130,678
Franklin D. Wicks	2009	9,420	28,500	-	19,461	57,381
David W. Julien	2009	9,420	27,900	-	12,880	50,200
Gilles A. Cottier	2009	9,420	25,500	-	18,958	53,878

The following table sets forth information previously discussed within the Compensation Discussion and Analysis related to plan-based awards under the 2003 LTIP granted to the named executive officers during 2009:

GRANTS OF PLAN-BASED AWARDS
		Estimated Future Payouts Under Non-Equity Incentive Plan Awards (1)			Estimated Future Payouts Under Equity Incentive Plan Awards (2)
Name	Grant Date	Threshold	Target	Maximum	Threshold	Target	Maximum	Number of Securities Underlying Options (3)	Exercise or Base Price of Option Awards (4)	Grant Date Fair Value of Stock and Option Awards
Jai P. Nagarkatti	02/17/09 04/01/09	$-	600,000	1,080,000	12,500	25,000	37,500	75,000	$37.56	$678,750 967,000	(5) (6)
Rakesh Sachdev	02/17/09 04/01/09	$-	308,750	555,750	6,575	13,150	19,725	38,550	37.56	348,878 508,642	(5) (6)
Franklin D. Wicks	02/17/09 04/01/09	$-	210,000	378,000	4,600	9,200	13,800	18,400	37.56	166,520 355,856	(5) (6)
David W. Julien	02/17/09 04/01/09	$-	204,000	367,200	4,600	9,200	13,800	18.400	37.56	166,520 355,856	(5) (6)
Gilles A. Cottier	02/17/09 04/01/09	$-	180,000	324,000	3,950	7.900	11,850	18,400	37.56	166,520 305,572	(5) (6)

(1)

The amounts shown represent the threshold, target and maximum payouts under their annual cash bonus plan for 2009. The actual payouts for 2009 can be found in our Compensation Discussion and Analysis on page 22 and in the Summary Compensation Table under Non-Equity Incentive Plan Compensation.

(2)

The amounts shown in the “Target” column are the number of performance shares granted in 2009 to be paid in February 2012 for performance in 2009-2011 pursuant to our 2003 LTIP. For additional information please see the discussion of Performance Shares on page 24.

(3)

Options are granted pursuant to our 2003 LTIP and vest at the rate of 33.3% per year, immediately upon a “Change in Control” or upon termination of employment by reason of death, disability or retirement. “Change in Control” is defined generally in the same manner as “Change in Control” in Change in Control Agreements with Other Named Executive Officers” on page 36.

(4)	Exercise price is the closing market price per share on the grant date.
(5)	Represents the value of options granted pursuant to our 2003 LTIP as calculated pursuant to the provisions of ASC Topic 718, using the Black-Scholes value at grant date.
(6)

Represents the value of performance shares granted (maximum level) pursuant to our 2003 LTIP based on the targeted value (100%). Value at the grant date of April 1, 2009 is based on closing market price per share of Company stock as of April 1, 2009. Value is determined in accordance with ASC Topic 718.

The following table presents the number of unexercised options held by each named executive officer at December 31, 2009 and the number and payout value of outstanding and unearned performance shares held by each named executive officer at December 31, 2009:

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

	OPTION AWARDS						STOCK AWARDS
Name	Number of Securities Underlying Unexercised Options Exercisable (1)	Number of Securities Underlying Unexercised Options Unexercisable (1) (2)	Equity Incentive Plan Awards: Number of Securities Underlying Unexercised Unearned Options	Option Exercise Price	Option Expiration Date	Number of Shares or Units of Stock That Have Not Vested (3)	Market Value of Shares or Units of Stock That Have Not Vested (4)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested (5)	Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested (6)
Jai P. Nagarkatti	60,000		-	$18.25	11/13/2010	-	$-	-	$-
	50,000			25.32	5/7/2012
	40,000		-	25.86	5/6/2013	-	-	-	-
	40,000		-	28.66	5/4/2014	-	-	-	-
	35,000		-	28.83	7/8/2015	-	-	-	-
	50,000		-	34.03	5/1/2016	-	-	-	-
	50,000	25,000	-	41.62	2/16/2017	-	-	-	-
	25,000	50,000	-	52.76	2/15/2018	-	-	-	-
		75,000	-	37.56	2/17/2019	-	-	-	-
						-	-	20,000	1,077,900
						-	-	25,000	1,115,375
Rakesh Sachdev	12,850	25,700	-	39.58	11/17/2018	8,422	425,732	-	-
	-	38,550	-	37.56	2/17/2019
								13,150	586,687
Franklin D. Wicks	36,200	-	-	25.86	5/6/2013	-	-	-	-
	16,000	-	-	28.66	5/4/2014	-	-	-	-
	20,000	-	-	28.83	7/8/2015	-	-	-	-
	20,000	-	-	34.03	5/1/2016	-	-	-	-
	13,333	6,667	-	41.62	2/16/2017	-	-	-	-
	6,134	12,266	-	52.76	2/15/2018	-	-	-	-
	-	18,400	-	37.56	2/17/2019	-	-	-	-
						-	-	5,000	269,475
						-	-	9,200	410,458
David W. Julien	3,800	-	-	25.86	5/6/2013	-	-	-	-
	36,600	-	-	28.66	5/4/2014	-	-	-	-
	20,000	-	-	28.83	7/8/2015	-	-	-	-
	20,000	-	-	34.03	5/1/2016	-	-	-	-
	13,333	6,667	-	41.62	2/16/2017	-	-	-	-
	6,134	12,266	-	52.76	2/15/2018	-	-	-	-
	-	18,400	-	37.56	2/17/2019	-	-	-	-
						-	-	5,000	269,475
						-	-	9,200	410,458
Gilles A. Cottier	15,000	-	-	25.32	5/7/2012	-	-	-	-
	15,000	-	-	25.86	5/6/2013	-	-	-	-
	15,000	-	-	28.66	5/4/2014	-	-	-	-
	20,000	-	-	28.83	7/8/2015	-	-	-	-
	20,000	-	-	34.03	5/1/2016	-	-	-	-
	13,333	6,667	-	41.62	2/16/2017	-	-	-	-
	6,134	12,266	-	52.76	2/15/2018	-	-	-	-
	666	1,334	-	61.71	8/11/2018	-	-	-	-
	-	18,400	-	37.56	2/17/2019	-	-	-	-
						-	-	5,000	269,475
						-	-	7,900	352,459

(1)

Options with an expiration date after 2014 vest at the rate of 33.3% per year, beginning with the first anniversary of the grant date, immediately upon a “Change in Control” or upon termination of employment by reason of death, disability or retirement. “Change in Control” is defined generally in the same manner as “Change in Control” in Change in Control Agreements with Other Named Executive Officers on page 36. Options with an expiration date of 2014 and prior vest ratably over a one to five year period.

(2)

The option awards for Dr. Nagarkatti will vest as follows: 25,000 on February 15, 2010; 25,000 on February 16, 2010; 25,000 on February 17, 2010; 25,000 on February 15, 2011; 25,000 on February 17, 2011 and 25,000 on February 17, 2012. The option awards for Mr. Sachdev will vest as follows: 12,850 on February 17, 2010; 12,850 on November 17, 2010; 12,850 on February 17, 2011; 12,850 on November 17, 2011 and 12,850 on February 17, 2012. The option awards for Dr. Wicks will vest as follows: 6,133 on February 15, 2010; 6,667 on February 16, 2010; 6,134 on February 17, 2010; 6,133 on February 15, 2011; 6,133 on February 17, 2011 and 6,133 on February 17, 2012. The option awards for Mr. Julien will vest as follows: 6,133 on February 15, 2010; 6,667 on February 16, 2010; 6,134 on February 17, 2010; 6,133 on February 15, 2011; 6, 133 on February 17, 2011 and 6,133 on February 17, 2012. The option awards for Mr. Cottier will vest as follows: 6,133 on February 15, 2010; 6,667 on February 16, 2010; 6,134 on February 17, 2010; 667 on August 11, 2010; 6,133 on February 15, 2011; 6,133 on February 17, 2011; 667 on August 11, 2011 and 6,133 on February 17, 2012.

(3)	The restricted stock awards for Mr. Sachdev will vest as follows: 4,211 on November 17, 2010 and 4,211 on November 17, 2011.
(4)	Calculated as the aggregate closing market price per share of our common stock on December 31, 2009.
(5)

The performance unit awards for Dr. Nagarkatti will vest as follows: 20,000 on December 31, 2010 and 25,000 on December 31, 2011. The performance unit awards for Dr. Wicks and Mr. Julien will vest as follows: 5,000 on December 31, 2010 and 9,200 on December 31, 2011. The performance unit awards for Mr. Cottier will vest as follows: 5,000 on December 31, 2010 and 7,900 on December 31, 2011. The performance unit awards for Mr. Sachdev will vest on December 31, 2011.

(6)

Calculated as the closing market price per share of our common stock on grant date for the total number of units to be awarded at the end of the three-year performance period, assuming we meet our performance targets during the performance period and aggregate closing market price per share of our common stock on December 31, 2009, for the cash portion. The actual value of shares and cash awarded will vary if if our actual performance during the performance period differs from targeted levels. One-half of the value of the awards will be distributed in the form of shares of our common stock and one-half will be paid in cash.

The following table presents stock options exercised by, and stock awards vesting for, our named executive officers during 2009:

OPTION EXERCISES AND STOCK VESTED FOR 2009
	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise (1)	Number of Shares Acquired on Vesting	Value Realized on Vesting
Jai P. Nagarkatti	-	$-	11,250	$511,875
Rakesh Sachdev	-	-	4,210	234,960
Franklin D. Wicks	46,000	1,285,940	3,300	150,150
David W. Julien	109,600	3,261,411	3,300	150,150
Gilles A. Cottier	-	-	3,300	150,150

(1)	Calculated as the actual aggregate proceeds realized from sales of stock net of aggregate exercise price per share

Retirement Security Value Plan (Pension Plan)

Our Retirement Security Value Plan (the “Plan”) is a tax-qualified, noncontributory cash balance pension plan that provides all eligible employees, including our named executive officers, with a retirement benefit based upon a formula. The Plan provides an annual addition to each participant’s account, ranging from 2% to 5% of eligible pay, depending on years of service, plus interest on the account balance. Eligible pay consists of all compensation, including base salary, commissions, bonuses and overtime pay, but not in excess of the maximum compensation limit defined by Internal Revenue Code Section 401(a)(17). This IRS limit was $245,000 in compensation for 2009. The interest rate used to determine the annual interest credit is a rate equivalent to one-year Treasury yields, with a minimum interest credit rate of 4.25%.

For participants in the Plan when it was converted to a cash balance plan on December 31, 1995, an additional special credit calculation is made to add the difference in value (if any) between the cash balance account and the present value of the grandfathered benefit pursuant to the prior pension formula. The grandfathered benefit provides 105% of the accrued benefit under the pension plan as of December 31, 1995 plus 0.9% of average compensation earned after December 31, 1995, plus 0.6% of average compensation in excess of covered compensation earned after December 31, 1995. Covered compensation is the average of the social security taxable wage base in effect for each calendar year during the 35 years ending with the calendar year in which an employee attains his or her social security retirement age. The present value of the grandfathered benefit is determined using 60% of the 30-year Treasury yield and 40% of the Pension Protection Act segment rates prescribed by the IRS for minimum lump sum distributions and the 2009 combined static-Pension Protection Act funding mortality prescribed by the IRS for minimum lump sum distributions.

The total 2009 credits to the cash balance account for each named executive officer are as follows:

Name	Amount

Jai P. Nagarkatti	$198,600
Rakesh Sachdev	7,428
Franklin D. Wicks	201,864
David W. Julien	125,593
Gilles A. Cottier	21,785

Normal retirement eligibility is the attainment of age 65 with at least five years of credited service. A maximum of 35 years of service are creditable under the plan. Participants are eligible for early retirement on or after both attaining age 55 and completing seven years of credited service. Benefits are reduced 0.5% for each full month that commencement of retirement benefits precedes the normal retirement date for those participants eligible for the grandfathered benefit calculation. Other early retirees receive their account balance at their retirement date. Dr. Nagarkatti, Dr. Wicks and Mr. Julien were eligible for early retirement at December 31, 2009.

Plan benefits are fully vested after three years of completed service. All of the named executive officers, with the exception of Mr. Sachdev, were fully vested at December 31, 2009. Vested participants are entitled to the cash balance upon termination of employment. The difference between the present value of the accrued benefit at retirement age 65 and the cash balance is provided in the tables beginning on page 37 describing potential payments upon termination.

The normal form of benefits, pursuant to the Plan, is a life annuity for unmarried participants and a qualified joint and survivor annuity for married participants. Optional forms of payment include three joint and survivor options and a lump sum.

The following table presents the number of years of credited service that each of the named executive officers has under the Plan and the present value of accumulated benefits earned by each as of the December 31, 2009 Plan measurement date. The assumptions used to determine the present value of accrued benefits are consistent with those described in Note 14 “Pension and Other Post-Retirement Benefit Plans” to our consolidated financial statements for 2009 included in our Annual Report on Form 10-K filed with the SEC on February 10, 2010, with the exception that the named executive officer is assumed to retire at age 65.

PENSION BENEFITS TABLE
Name	Plan Name	Number of Years Credited Service	Present Value of Accumulated Benefits	Payments During Last Fiscal Year
Jai P. Nagarkatti	RSVP	33	$843,943	$-
Franklin D. Wicks	RSVP	27	558,462	-
David W. Julien	RSVP	14	302,280	-
Gilles A. Cottier (1)	RSVP	5	70,014	-
Rakesh Sachdev	RSVP	2	7,424	-

(1)	Mr. Cottier has twenty-three years of service with the Company, but has been a participant of the RSVP pension plan for just five years.

Nonqualified Deferred Compensation

Flexible Deferral Plan.  Our flexible deferral plan provides eligible employees in the U.S. the opportunity to defer compensation until retirement or some other specific date. The plan is available to employees in the U.S. selected by the Company, in its discretion, to participate in the plan, provided that all chosen employees shall be members of a select group of management or highly compensated employees. Employees who elect to participate in the plan may defer up to 50% of their annual base salary and up to 100% of their cash bonus.

An account maintained for each participant is credited with the participant’s deferrals and any income or loss from the investment proxies chosen by the participants from the same funds available in our 401(k) plan, with the exception of our common stock fund. Participants have the option to have deferred amounts paid at retirement age, defined as age 55, and/or up to four designated times prior to retirement. If a participant terminates employment after attaining age 55, the employee is deemed to have retired and distributions are available, at the election of the participant, in a lump sum or up to fifteen annual installments. In service distributions prior to retirement are available as a lump sum or in up to five annual installments. If a participant terminates employment prior to attaining age 55 for any reason, including death or disability, an amount equal to the balance in the participant’s deferred compensation account is paid in a lump sum. Assets funding our obligations to the participants of this plan are set-aside in a trust for the exclusive purpose of paying benefits to plan participants and their beneficiaries. These obligations are not secured in the event of our insolvency. Each of our named executive officers participates in this plan.

The table below shows the fund proxies available in the Flexible Deferral Plan and their rate of return for the year ended December 31, 2009.

Name of Fund	Rate of Return	Name of Fund	Rate of Return
American Beacon Large Cap Value Institutional	27.5%	Fidelity Freedom 2045	32.0%
American Funds Fundamental Investor R5	33.8%	Fidelity Freedom 2050	32.5%
Fidelity Balanced K	28.3%	Fidelity Freedom Income	16.1%
Fidelity Contrafund K	29.4%	Fidelity Intermediate Bond	17.1%
Fidelity Diversified International K	32.1%	Fidelity Large Cap Value	15.6%
Fidelity Freedom 2000	16.5%	Fidelity Low Priced Stock K	39.3%
Fidelity Freedom 2005	23.4%	Fidelity Mid Cap Stock	50.8%
Fidelity Freedom 2010	24.8%	Fidelity Retirement Money Market	0.6%
Fidelity Freedom 2015	25.6%	Fidelity Small Cap Stock	62.7%
Fidelity Freedom 2020	28.9%	Fixed Rate Option	6.0%
Fidelity Freedom 2025	30.0%	Goldman Sachs Mid Cap Value Institutional	33.2%
Fidelity Freedom 2030	30.6%	PIMCO Total Return Institutional	13.8%
Fidelity Freedom 2035	31.3%	Spartan U.S. Equity Index	26.5%
Fidelity Freedom 2040	31.7%

Supplemental Retirement Plan.  Our SERP covers, among others, our named executive officers. We maintain a bookkeeping account reflecting annual credits of 6% of base salary, or more at the discretion of the Committee with respect to some or all participants. All participants in the SERP, including the named executive officers, choose the investment proxies to be used to determine the earnings to be credited to their account from a list of mutual funds that coincides with the investment options within our Flexible Deferral Plan.

After five years of participation in the plan, which was effective in 2004, participants vest in 50% of the credits, including investment earnings (or losses) and, thereafter, vest at the rate of 10% annually until fully vested after 10 years. In the event of a participant’s termination by us (other than for cause) or by the participant for good reason within two years after a change in control that occurs while the participant is employed with us, or a termination on account of death, disability or retirement, the participant will fully vest immediately in any credits and earnings (or losses) as of the date of termination. For all other terminations, the participant will forfeit any unvested credits and earnings (or losses).

In November 2009, the Compensation Committee authorized an additional credit of $142,700 to the SERP account for Dr. Nagarkatti, in order to reach the targeted retirement benefit of 37.5% of base salary upon retirement with 30 years of service. Additional credits of $7,500 were also authorized to be credited to the SERP accounts of Dr. Wicks and Messrs. Sachdev, Julien and Cottier.

The following table presents certain information regarding contributions, earnings and balances under our Flexible Deferral Plan or “FDP” and “SERP”:

NONQUALIFIED DEFERRED COMPENSATION TABLE
Name	Plan Name	Executive Contributions 2009 (1)	Company Contributions 2009 (2)	Aggregate Earnings 2009	Aggregate Withdrawals/ Distributions	Aggregated Balance December 31, 2009 (3)
Jai P. Nagarkatti	FDP	$733,100	$-	$223,112	$-	$4,301,583
	SERP	-	187,700	45,226	-	808,880
Rakesh Sachdev	FDP	49,327	-	1,455	-	50,782
	SERP	-	36,000	1,736	-	37,736
Franklin D. Wicks	FDP	252,349	-	144,953	-	961,181
	SERP	-	28,500	31,443	-	191,737
David W. Julien	FDP	244,652	-	340,953	-	1,872,257
	SERP	-	27,900	42,532	-	176,041
Gilles A. Cottier	FDP	83,459	-	101,279	-	421,699
	SERP		25,500	24,642	-	118,722

(1)	All Executive contributions in 2009 are included in the Salary or Non-equity Incentive Plan Compensation column of the Summary Compensation Table on page 28.
(2)	All Company contributions are included within the All Other Compensation table on page 29.
(3)

Includes the following amounts for each of the named executive officers which have been reported as compensation to such named executive officer in the Summary Compensation Tables in previous years: Dr. Nagarkatti, $3,082,545; Dr. Wicks, $552,358; Mr. Julien, $1,528,517; and Mr. Cottier $336,414.

Employment Agreements

Employment Agreement with Dr. Nagarkatti.  We have an employment agreement effective January 1, 2006 with Dr. Nagarkatti for an initial term extending through December 31, 2008 with automatic one-year renewal each year unless 180 days prior notice is given. Under the agreement, Dr. Nagarkatti will serve as our Chairman, President and CEO of the Board or in any other capacity as determined by our Board of Directors. The agreement provides for:

•

a minimum base salary of $600,000, subject to annual review and which was adjusted on January 3, 2007 to $660,000 and again on January 3, 2008 to $750,000 in consideration of his continuing strong performance, effective leadership and comparator group comparison. At Dr. Nagarkatti’s request the Committee maintained his base salary at the 2008 level for 2009;

•

eligibility for annual performance bonuses under our annual cash bonus plan, with a target of 67% of his annual base salary for 2006 and 2007, and a target of 75% of his annual salary for 2008 and 2009; and

•	participation in all retirement, disability, pension, savings, health, medical and dental insurances and other fringe benefits available to executives.

If we terminate Dr. Nagarkatti’s employment for “cause” (as defined in his employment agreement) or Dr. Nagarkatti voluntarily terminates his employment without “good reason” (as defined in his employment agreement) before the end of the employment period, Dr. Nagarkatti would receive his base salary through the date of termination but will not be entitled to any severance compensation or to any further base salary, bonus or benefits unless otherwise specified in a benefit program. Termination due to death or disability. In the event of Dr. Nagarkatti’s death, our obligations under the agreement will terminate on the last day of the month in which he dies or in the event of his disability, on the date he first becomes entitled to receive disability benefits under our long-term disability plan. We will pay to Dr. Nagarkatti or his estate all accrued and unpaid base salary.

Reduction to avoid excise tax.  If any payment or distribution would be subject to excise tax under Section 4999 of the Internal Revenue Code, then the payments will be decreased to the greatest amount that could be paid to Dr. Nagarkatti such that the receipt of payment or distributions would not require the payment of an excise tax.

Change in Control Agreements with Dr. Nagarkatti and Other Named Executive Officers.  Following a review of currently prevailing terms of change in control agreements offered to executives of public companies, the Compensation Committee approved the execution, effective December 30, 2008, of revised change in control agreements between the Company and Dr. Nagarkatti and the other Named Executive Officers. The initial term of each agreement was from December 30, 2008 until December 31, 2009, and thereafter shall continue in effect for successive periods of one year unless either the Company or the executive gives written notice of intent to terminate the agreement at least six months prior to the expiration of the then current term. The agreements do not provide for any excise tax gross-up and provide that a breach by an executive of the non-disclosure or non-compete provisions would relieve the Company of its obligation to make, and require the executive to repay, certain termination payments. “Change in control” is defined as:

•	a contested change of a majority of the non-employee directors of the Company;

•	certain changes in beneficial ownership, including generally the acquisition by an individual or entity of 35% or more of our common stock or voting power;

•

a merger, sale, acquisition, or other such transaction where the shareholders of the Company immediately prior to such transaction do not own 60% of the outstanding common stock of the Company immediately following such transaction; or

•	a shareholder-approved liquidation or dissolution of our Company (excluding bankruptcy).

In the event of a change in control, all outstanding stock awards and incentive programs will immediately vest. The executive is entitled to receive a lump sum equal to the pro-rata portion of his target bonus and incentive compensation payable under the terms of the Company’s cash bonus plan and long-term incentive plan for his services and performance to the date of the change in control. In addition, if a change in control occurs and the executive’s employment with the Company is terminated by the Company without cause or by the executive for good reason, in each case within the six-month period prior to, or within the two-year period following the change in control, the executive shall receive a termination payment equal to 2.99 multiplied by the executive’s base salary plus target bonus. Change in control payments shall be reduced by any severance payments otherwise due under Company severance programs.

In connection with the termination payments described above, the executive agrees to protect the Company’s confidential information which was acquired in connection with or as a result of the executive’s services for the Company and not to compete against the Company during his employment with the Company and for a two-year period following termination of employment.

Post-Employment Payments

Equity Awards.  Except as otherwise described below, if a participant’s employment with us terminates for any reason, the participant’s right to exercise any options that have been held less than 12 months from the date of grant, which we refer to as the “non-exercise period,” terminates. The following provisions apply upon termination of employment after the lapse of the non-exercise period:

Termination without cause or retirement.  The participant may exercise the unexercised portion of stock options at any time for twelve months after the date of termination in the case of termination of employment by us without cause. In the event of retirement, a participant may exercise the unexercised portion of stock options granted before January 1, 2006 at any time during the twelve months following the date of retirement, or for options granted on or after January 1, 2006 at any time for five years after the date of retirement. In the case of termination without cause, the participant may exercise an option to the extent that he or she could have exercised the option if the participant had remained employed during the twelve-month period. In the case of retirement, all options held by the participant vest immediately in full and may be exercised in whole or in part at any time during the applicable twelve month or five year periods, whether or not the non-exercise period has lapsed, but prior to the expiration of the option term.

“Cause” means the failure by a participant to perform his or her duties with us as a result of incompetence or willful neglect or the willful engaging in conduct which is injurious to us or an affiliate, monetarily or otherwise, as determined by our Compensation Committee in its sole discretion, including, without limitation, the existence of a conflict of interest or the commission of a crime, all as determined in good faith by our Board of Directors.

•

“Retirement” means the voluntary termination of employment after either attainment of age 65 or a retirement age specified in the provisions of a retirement plan maintained by us for our employees generally.

If the participant dies within the twelve month period in the case of termination of the participant’s employment by us without cause, or within the twelve month or five year period in the case of termination because of retirement of the participant, the option may be exercised at any time during the twelve months after the date of the death of the participant by his or her successor, in the case of termination without cause, to the extent he or she could have exercised the option if the participant had remained employed during the twelve month period, without regard to the requirement of exercise within twelve months after termination of employment; or in the case of retirement, to the extent of any or all of the options held by the participant, whether or not the non-exercise period has elapsed with respect to the options, without regard to the requirement of exercise within five years after termination of employment, but prior to the expiration of the option term.

Any unexercised portion will terminate immediately if and when the participant becomes an employee, agent or principal of one of our competitors, or of any affiliate, without our consent.

•

Termination due to death or disability.  If employment is terminated because of death or disability while in our employ, options granted before January 1, 2006 may be exercised by the participant or by his or her personal representative at any time during the twelve-month period after the date of death or disability, whether or not the non-exercise period has elapsed. The exercise period is extended to five years for options issued after January 1, 2006. However, in no event may a participant exercise an option after its specified term expires.

•

“Disability” means that the participant is permanently and totally disabled as provided in Section 422(c)(6) of the Internal Revenue Code, which ascribes disability to a person when he or she is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve months. All determinations as to the date and extent of disability of any participant will be made by our Compensation Committee upon the basis of such evidence, as it deems necessary or desirable.

If a participant dies within the exercise period following disability, the option may be exercised at any time during the period of twelve months after the date of death or before the expiration of the option term, whichever comes first, by a legal representative of the participant.

•

Termination for cause or voluntary termination. If an employee is terminated by us for cause or voluntarily terminates employment with us, any unexercised portion of any stock option granted to the employee will terminate with his or her termination of employment.

Performance Shares.  If a participant’s employment with us terminates during a performance period because of retirement, the participant will be entitled to receive a number of performance shares (or payment therefore) at the end of the performance period based upon the extent to which achievement of performance targets was satisfied at the end of the period (as determined at the end of the performance period) and prorated for the portion of the performance period during which the participant was employed by us. If a participant’s employment with us or any affiliate terminates during a performance period because of death or disability, the participant will be entitled to receive a number of performance shares, or payment thereof, in the month following such separation from service as though achievement of one hundred percent of performance targets was satisfied at the end of such period and prorated for the portion of performance period during which the participant was employed by us or any affiliate. Except as provided above, if a participant’s employment terminates with us during a performance period, then the participant will not be entitled to any payment with respect to that performance period.

Severance Payments

Our employment agreements with Drs. Nagarkatti, and Wicks and Messrs. Sachdev, Julien and Cottier provide for severance compensation under various circumstances, as described above.

Potential Payments Upon Termination or Change in Control

The tables below reflect the amount of compensation payable to each of our named executive officers upon voluntary termination, retirement, involuntary termination with and without cause, termination following a change in control and in the event of disability or death of the executive. The definitions of such terms are contained in the descriptions of such benefits under the captions “Stock Options” and “Performance Shares”. The amounts shown assume that such termination was effective as of December 31, 2009, and thus includes amounts earned through such time and are estimates of the amounts which would be paid out to the executives upon their termination. Accelerated equity is the value of unexercised options that are shown in the table of Outstanding Equity Awards at Fiscal Year-End that would become exercisable upon termination as shown in the following table. The actual amounts to be paid out can only be determined at the time of such executive’s separation from our Company.

Jai P. Nagarkatti	Accelerated Equity (1)	Severance	Retirement Benefits (2)	Health (3)	Perquisites	Total Payments
Death	$2,292,750	$-	$24,748	$-	$-	$2,317,498
Disability	2,292,750	-	24,748	49,769	-	2,367,267
Retirement	2,292,750	-	24,748	49,769	-	2,367,237
Termination-Voluntary	-	-	24,748	-	-	24,748
Termination-Involuntary Without Cause	710,375	750,000	24,748	-	-	1,485,123
Termination-Involuntary With Cause	-	-	24,748	-	-	24,748
Change in Control	3,472,250	4,036,500	24,748	-	-	7,533,498

Rakesh Sachdev	Accelerated Equity (1)	Severance (4)	Retirement Benefits (2)	Health (3)	Perquisites (5)	Total Payments
Death	$1,430,003	n/a	$ 1,192	$-	$250,000	$1,681,195
Disability	1,430,003	n/a	1,192	-	250,000	1,681,195
Retirement	1,430,003	n/a	1,192	-		1,431,195
Termination-Voluntary	-	-	1,192	-		1,192
Termination-Involuntary Without Cause	391,347	475,000	1,192	-	250,000	1,117,539
Termination-Involuntary With Cause	-	-	1,192	-		1,192
Change in Control	2,298,890	2,343,413	1,192	-	250,000	4,893,495

Franklin D. Wicks	Accelerated Equity (1)	Severance	Retirement Benefits (2)	Health (3)	Perquisites	Total Payments
Death	$622,072	$-	$67,054	$-	$-	$689,126
Disability	622,072	-	67,054	41,330	-	730,456
Retirement	622,072	-	67,054	41,130	-	730,456
Termination-Voluntary	-	-	67,054	-	-	67,054
Termination-Involuntary Without Cause	59,536	-	67,054	-	-	126,590
Termination-Involuntary With Cause		-	67,054	-	-	67,054
Change in Control	1,016,362	1,674,400	67,054	-	-	2,757,816

David W. Julien	Accelerated Equity (1)	Severance	Retirement Benefits (2)	Health (3)	Perquisites	Total Payments
Death	$622,072	$-	$42,753	$-	$-	$664,825
Disability	622,072	-	42,753	35,793	-	700,618
Retirement	622,072	-	42,753	35,793	-	700,618
Termination-Voluntary	-	-	42,753	-	-	42,753
Termination-Involuntary Without Cause	179,044	-	42,753	-	-	221,797
Termination-Involuntary With Cause		-	42,753	-	-	42,753
Change in Control	1,016,362	1,626,560	42,753	-	-	2,685,675

Gilles A. Cottier	Accelerated Equity (1)	Severance	Retirement Benefits (2)	Health (3)	Perquisites	Total Payments
Death	$600,167	$-	$13,536	$-	$-	$613,703
Disability	600,167	-	13,356	-	-	613,703
Retirement	600,167	-	13,356	-	-	613,703
Termination-Voluntary	-	-	13,356	-	-	13,536
Termination-Involuntary Without Cause	59,536	-	13,356	-	-	73,072
Termination-Involuntary With Cause	-	-	13,356	-	-	13,536
Change in Control	950,647	1,435,200	13,356	-	-	2,399,383

(1)

Calculated as the closing market price per share of our common stock on December 31, 2009 less the option exercise price per share for the total number of options accelerated plus the closing market price per share of our common stock on December 31, 2009 for the total number of performance shares accelerated.

(2)

Participants in the Sigma-Aldrich Retirement Security Value Plan (RSVP) are entitled to the vested account balance upon termination of employment. The amounts shown in this table represent the excess of the vested account balance over the present value of accumulated benefits shown in the Pension Benefits Table shown on page 32.

(3)

The accumulated post-retirement benefit obligation as of December 31, 2009 pursuant to our retiree medical plan estimated using the methodology of Statement of Financial Accounting Standards No. 106, “Employer’s Accounting for Postretirement Benefits Other Than Pension.” These benefits are generally available to U.S. employees hired prior to July 1, 2000. All of the named executive officers, with the exception of Mr. Cottier who was not a U.S. employee as of July 1, 2000, and Mr. Sachdev were hired prior to July 1, 2000 and are eligible to participate in this plan.

(4)	Mr. Sachdev is entitled to receive twelve months of base salary if terminated in the second twelve months of employment; and six months of base salary thereafter.
(5)

Mr. Sachdev is entitled to receive a cash payment of $250,000 on the second anniversary of his employment. These payments would be accelerated in the event the Company terminates his employment without cause or if his employment terminates as a result of death, disability or a change in control.

II. APPROVAL OF THE CASH BONUS PLAN, AS AMENDED

On February 9, 2010 the Board of Directors approved amendments to the Sigma-Aldrich Corporation Cash Bonus Plan (the “Bonus Plan”), which was originally adopted by the Board of Directors on March 7, 2003. For ease of reference, amounts paid out to our named executive officers under this plan can be found in the column of the Summary Compensation Table entitled, “Non-equity Incentive Plan Compensation” on page 28. The purpose of the Bonus Plan is to provide a means by which the Company can align the interests of management with its shareholders by providing management employees with additional incentives to achieve certain performance goals of the Company. The Bonus Plan also helps the Company to attract and retain the services of competent management employees. The Bonus Plan is intended to provide qualified performance-based compensation within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and the Treasury Regulations promulgated under the Code.

The Bonus Plan, as amended, is effective for calendar years beginning on or after January 1, 2010, if approved by the shareholders of the Company, in accordance with the Treasury Regulations, at the Meeting. If the shareholders of the Company do not approve the Cash Bonus Plan, as amended, all awards under the Cash Bonus Plan granted on or after January 1, 2010 will be voided.

Principal Features of the Bonus Plan

The full text of the Bonus Plan is set forth in Appendix A hereto, and shareholders are urged to refer to it for a complete description of the Bonus Plan. The summary of the principal features of the Bonus Plan that follows is qualified entirely by the reference.

The Bonus Plan is administered by the Compensation Committee (the “Committee”) of the Board of Directors. The Committee consists of at least three outside directors selected by the Board of Directors. All determinations of the Committee are made by all of its members unless specifically approved, authorized or ratified by the Board of Directors, in which event a determination by a majority of its members will be sufficient. Subject to the express provisions of the Bonus Plan, the Committee also has complete authority to interpret the Bonus Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Bonus Plan. The determinations of the Committee under this Bonus Plan will be conclusive.

Employees of the Company or any subsidiary of the Company who are classified as management employees will be eligible to participate in the Bonus Plan; however, for any calendar year, the Committee may, at the time it establishes performance goals for the year, limit participation to specified participants or any class or classes of participants. For 2010, the Committee has estimated that approximately 600 management employees will be eligible to participate.

Performance Goals and Payment of Bonuses

For each calendar year beginning on or after January 1, 2010, the Committee will, no later than the 90th day of the year, establish performance goals for the year, the results of which are substantially uncertain at the time the performance goals are established. The performance goals for any calendar year will be based on one or more of the following business criteria with respect to the Company and its subsidiaries as a whole and, as amended, may be applied with respect to the Company or to any subsidiary, division or other unit of the Company, or with respect to individual objectives: currency adjusted sales growth, operating income, return on assets, stock price, earnings per share, cash flow, market share, costs, or debt to equity ratio. As amended, the performance criteria may also include total shareholder return, total shareholder return relative to peer group, return on capital, return on invested capital, working capital, free cash flow, operating cash flow, net cash flow, revenue growth, growth in operating income, achievement of operating profit, pre-tax profit, economic value added, budget or profit plan achievement, market capitalization, net debt reduction and/or other relevant business performance criteria as determined by the Committee and approved by shareholders. If, after the performance goals for a calendar year have been established, a change occurs in the applicable accounting principles or practices that affects any performance goal for the year, the performance goal will be adjusted to take into account the anticipated change. For 2010, the Committee has based the performance goals on currency adjusted sales growth, operating income, free cash flow and unit/individual objectives.

At the time that the performance goals for a calendar year are established the Committee will also establish an objective formula, based on the attainment, in whole or in part, of the performance goals for the year, for determining bonuses. This formula will represent a specified percentage of annual base salary (including amounts contributed under a salary reduction agreement to a plan maintained by the Company under Section 125 or 401(k) of the Code or under any other deferral plan) paid to any participant or class of participants for the year. The formula must be expressed in terms that permit a third party, having knowledge of the relevant results under the performance goals, could calculate the amount to be paid to any participant. The maximum bonus payable to any participant under the amended plan for any calendar year will not exceed $3,000,000.

The formula established for any calendar year must not give the Committee any discretion to increase the amount of the bonus payable to any participant for the year. The Committee may reduce the bonus otherwise payable to any participant for any calendar year; however, the reduction may not result in an increase in the bonus payable to any other participant.

After the end of each calendar year, the Committee will certify in writing whether the performance goals for the year have been attained, in whole or in part, and the bonus payable to each participant for the year, if any, will be determined in accordance with the certification under the formula established for the year. No bonus will be payable prior to, or in excess of the amount determined in accordance with, the certification. As soon as practicable following this certification and determination, the bonus determined for each participant will be paid in cash (or its equivalent) to the participant (or, in the event of the participant’s death prior to the payment, the participant’s estate) in a single lump sum unless the participant elects to defer the bonus in whole or in part in accordance with any other deferral plan.

In the event a participant terminates employment with the Company and its subsidiaries during any calendar year for any reason, the participant will not be entitled to receive any bonus under the Bonus Plan for the year unless the Committee decides otherwise in its sole discretion. However, under the amended Bonus Plan, in no event shall a “covered employee” as defined under Section 162(m) of the Code, whose employment terminates due to reasons other than death, disability or a change of ownership or control receive any bonus or payment under the Bonus Plan unless the applicable performance goals have been attained.

If the Company determines that a participant is unable to care for his or her affairs because of illness or accident, any bonus payable to the participant under the Bonus Plan may be paid to his or her spouse, child, parent or any other person deemed by the Company to have incurred expense for the participant (including a duly appointed guardian, committee, or other legal representative), and any payment will be a complete discharge of the Company’s obligations hereunder.

All bonuses payable under the Bonus Plan will be subject to applicable withholding for federal, state and local income and other taxes.

Miscellaneous Provisions

The Board of Directors may at any time amend or terminate the Bonus Plan; however, it may not:

•	amend the Bonus Plan if it would cause bonuses payable under the Bonus Plan to fail to constitute qualified performance-based compensation within the meaning of the Code;

•

amend the Bonus Plan without the prior approval of the shareholders of the Company, if it would (a) materially alter the performance goals, (b) increase the maximum bonus, (c) change the class of eligible employees, or (d) implement any change to a provision of the Bonus Plan requiring shareholder approval in order for the Bonus Plan to continue to comply with the requirements of the Code; or

•

amend or terminate the Bonus Plan without the written consent of the participant, if it would alter or impair a participant’s right to receive payment of a bonus for a calendar year that is due but has not yet been paid.

The Bonus Plan will be unfunded, the status of any participant who is entitled to a bonus under the Bonus Plan will be that of an unsecured creditor of the Company, any bonuses payable hereunder will be paid solely from the general assets of the Company and nothing in the Bonus Plan will be interpreted or construed to give the participant or any other person any right, title, interest or claim in or to any specific asset, fund, reserve, account or other property of any kind whatever owned by the Company.

A participant’s rights under the Bonus Plan will not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, levy, garnishment, attachment or any similar action.

Pursuant to the 2010 amendments, the Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this provision, the term “executive officer” means any officer who has been designated an executive officer by the Board.

Certain U.S. Federal Income Taxes

Section 162(m) of the Code generally disallows a federal income tax deduction for compensation paid in excess of $1,000,000 in any taxable year to the chief executive officer, or any of the three other most highly compensated executive officers (other than the chief executive officer and chief financial officer) who are employed by the Company on the last day of the taxable year. The Code has an exception to the deduction limit for “qualified performance-based compensation,” if, among other requirements, the material terms of the plan are disclosed to and approved by the shareholders. The Company has structured the Bonus Plan so that compensation resulting from the grant of bonuses may qualify as “qualified performance-based compensation” and be deductible.

New Plan Benefits

Payment of any awards will be contingent on the attainment of performance goals established for such year and the determination by the Committee as to whether a participant will receive his or her maximum bonus or some lesser amount (or no bonus at all). Accordingly, the amounts payable for eligible participants for any calendar year during which the Bonus Plan is in effect cannot be determined.

The table set forth below illustrates the amounts that were payable for 2009 under the Bonus Plan, to each of the individuals and groups listed below. Non-employee directors do not participate in the Bonus Plan. The summary of the 2009 program is contained on page 21 in “Compensation Disclosure and Analysis – Elements of Compensation – Annual Cash Bonus.”

Name	Cash Bonus for 2009
Jai P. Nagarkatti	$384,000
Rakesh Sachdev	197,600
David W. Julien	138,720
Gilles A. Cottier	122,400
Franklin D. Wicks	137,130
All other executive officers, as a group	636,552
All other employees who are not executive officers, as a group	6,525,269

A favorable vote of the majority of the outstanding shares represented in person or by proxy at the Meeting and entitled to vote will be required for approval of the adoption of the Bonus Plan. If the shareholders of the Company do not approve the Cash Bonus Plan, as amended, all awards under the Cash Bonus Plan granted on or after January 1, 2010 will be voided.

The Board of Directors recommends a vote FOR approval of the Bonus Plan.

Equity Compensation Plan Information

The 2003 LTIP authorizes issuance of the Company’s equity securities to employees or non-employees and was approved by the Company’s shareholders.

The following table shows the number of shares of common stock issuable upon exercise of outstanding options at December 31, 2009, the weighted average exercise price of those options, warrants and rights and the number of shares of common stock remaining available for future issuance at December 31, 2009 under the 2003 LTIP, excluding shares issuable upon exercise of outstanding options:

Equity Compensation Plan Table – December 31, 2009

Plan Category	Number of Shares of Stock to be Issued Upon Exercise of Outstanding Options, Warrants and Rights (1)		Weighted-average Exercise Price of Outstanding Options, Warrants and Rights	Number of Shares of Stock Remaining and Available for Future Issuance Under Equity Compensation Plans (excluding shares to be issued upon exercise) (2)
Equity Compensation Plans Approved by Security Holders:
Share Option Plans	1,547,205	(3)	$22.22
2003 Long-Term Incentive Plan (4)	5,029,576		34.20	4,085,547
Equity Compensation Plans Not Approved by Security Holders	-		-	-

Total	6,576,781			4,085,547

(1)	Shares subject to adjustment for stock splits and stock dividends.
(2)	Share total is exclusive of 18,623 shares of restricted stock outstanding.
(3)

Includes 1,444,205 and 103,000 options outstanding under the Share Option Plans of 1987, 1995 and 2000, collectively, and the Directors’ Non-Qualified Share Option Plan of 1998, respectively. All plans were approved by the Company’s shareholders.

(4)	During 2009, a total of 507,350 stock options were granted under the 2003 Long-Term Incentive Plan.

III. RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTANT

The Audit Committee of the Board of Directors has appointed KPMG LLP as independent registered public accountant to conduct the annual audit of the Company’s financial statements and internal controls over financial reporting for the fiscal year ending December 31, 2010 and the Board of Directors has further directed that management submit the appointment of the Company’s independent registered public accountant for ratification by the shareholders. Although action by the shareholders in this matter is not required by the Company’s By-laws or otherwise, the Board of Directors believes that it is appropriate to seek shareholder ratification of this appointment in light of the important role played by the independent registered public accountant in maintaining the integrity of the Company’s financial controls and reporting. If the shareholders fail to ratify the selection, the Audit Committee will investigate the reasons for shareholder rejection and consider whether or not to retain that firm. Even if the appointment is ratified, the Audit Committee in its discretion may direct the appointment of a different firm at any time during the year if the Committee determines that such a change would be in the best interests of the Company and its shareholders.

Representatives of KPMG LLP are expected to be present at the annual meeting and will have the opportunity to make a statement if they wish to do so, and are expected to be available to respond to appropriate questions.

The Board of Directors recommends a vote FOR the ratification of the appointment of KPMG LLP as independent registered public accountant for 2010.

IV. SHAREHOLDER PROPOSAL ON MAJORITY VOTING

A shareholder, Mr. Richard Treumann of Highland, New York and holding 40 shares, has submitted the proposal set forth below. It has been carefully considered by the Board of Directors, which has concluded that its adoption would not be in our Company’s best interests or the best interests of our shareholders. For the reasons stated after the proposal, the Board of Directors recommends a vote AGAINST the shareholder proposal.

The proposal and supporting statement are presented as received from the shareholder in accordance with SEC rules, and the Board of Directors and the Company disclaims any responsibility for their content. The Company will furnish, orally or in writing as requested, the name, address and claimed share ownership position of the proponent of the shareholder proposal promptly upon written or oral request directed to the Secretary, George L. Miller, Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103. The proposal is required to be voted on at the annual meeting only if properly presented at the meeting by the shareholder proponent.

Information regarding the inclusion of proposals in the proxy statement for our 2011 annual meeting of shareholders can be found on page 50 under “Shareholder Proposals.”

The verbatim of the proposal is as follows:

Adopt Simple Majority Vote

RESOLVED,  Shareholders request that our board take the steps necessary so that each shareholder voting requirement in our charter and bylaws, that calls for a greater than simple majority vote, be changed to a majority of the votes cast for and against the proposal in compliance with applicable laws. This includes our current 67% vote requirements.

Currently a 1%-minority can frustrate the will of our 66%-shareholder majority. Also our supermajority vote requirements can be almost impossible to obtain when one considers abstentions and broker non-votes. Supermajority requirements are arguably most often used to block initiatives supported by most shareowners but opposed by management. For example, a Goodyear (GT) management proposal for annual election of each director failed to pass even though 90% of votes cast were yes-votes.

This proposal topic won from 74% to 88% support at the following companies in 2009: Weyerhaeuser (WY), Alcoa (AA), Waste Management (WM), Goldman Sachs (GS), FirstEnergy (FE), McGraw-Hill (MHP) and Macy’s (M). The Council of Institutional Investors www.cii.org recommends that management adopt shareholder proposals after receiving their first majority vote.

Please encourage our Board to respond positively to this proposal: Adopt Simple Majority Vote

Directors’ Recommendation

The Board of Directors believes that the shareholder proposal, which seeks to adopt a simple majority vote in all cases, would not be in the best interests of our Company and its shareholders. The Board of Directors recommends that you vote AGAINST this proposal.

We support a simple majority voting standard in most cases. Our Company’s Certificate of Incorporation, as amended, which was approved by our shareholders, provides that a majority of votes cast is the generally applicable voting threshold. However, as permitted by Delaware law, in a limited number of circumstances supermajority voting provisions apply:

•

Our Certificate of Incorporation contains a shareholder-approved provision requiring a supermajority vote for certain business combinations and a supermajority vote for the amendment or repeal of such provision; and

•	Our By-laws contain one provision requiring a supermajority vote for their amendment.

Requiring a supermajority vote in certain limited circumstances helps to ensure that actions fundamental to our Company are agreed upon by a broad consensus of shareholders. These provisions are commonly included in the corporate charters and bylaws of many publicly-traded companies. In general, these provisions are designed to protect minority shareholders from coercive tactics by shareholder groups seeking to advance a change in governance, including a change in control, of our Company. Solid ratings in governance risk assessment and best practices compliance assure shareholders that these limited supermajority voting provisions do not serve to entrench management.

For more than 25 years, our Certificate of Incorporation required the affirmative vote of holders of at least two-thirds of all our outstanding stock entitled to vote at a meeting of shareholders to approve a “business combination.” This provision was submitted to and approved by shareholders in 1984 and received the support of the holders of more than 93% of outstanding shares of common stock. Business combinations include the most fundamental types of transactions that could affect our Company, including significant mergers or consolidations, the sale or other disposition of more than twenty percent of our assets, and our liquidation or dissolution. This provision is designed to provide protection to all shareholders against self-interested actions by one or a few large shareholders. It is also designed to encourage any potential acquirer of our Company to negotiate directly with the Board of Directors. Eight of our ten directors are independent under the standards established by the Nasdaq Global Select Market and the Securities and Exchange Commission. The Company believes that its independent, shareholder-elected Board of Directors is in the best position to evaluate the adequacy and fairness of proposed offers, to negotiate on behalf of all shareholders and to protect shareholders against abusive tactics during a takeover process. The proposal for a majority vote would substantially reduce the benefits of these protections.

The Board of Directors believes that there are important reasons for requiring a broad consensus of our shareholders to amend the provisions of the Company’s By-laws, and that requiring a supermajority vote for such amendments protects shareholders against the self-interested actions of a few large investors. We believe that a heightened approval threshold for amendments to our By-laws, which do not separately require consent of the Board of Directors, is particularly important to protect minority shareholders. A dissident group of shareholders should not be permitted to amend our By-laws, which could significantly alter the governance of our Company (for example, by changing the size of the Board of Directors, the manner of electing directors, the removal of directors or board vacancies), despite the objection of the Board of Directors and 49% of our shareholders.

Passage of the shareholder proposal would not automatically eliminate the supermajority voting requirements. Further action by the Board of Directors would be required to amend the By-laws and additional action by both the Board of Directors, and the Company’s shareholders would be required to amend the Certificate of Incorporation. While the Board of Directors would consider both amending the By-laws and proposing a Certificate of Incorporation amendment to the Company’s shareholders, it would do so, consistent with its fiduciary duties, only if it believes such amendments to be in the best interests of the Company and all of its shareholders. Under the Company’s Certificate of Incorporation, the affirmative vote of the holders of at least two-thirds of all the outstanding shares of the Company entitled to vote at a meeting of shareholders would be required to amend the super-majority voting provision regarding business combinations.

The Board of Directors believes that the Company’s limited two-thirds vote requirements continue to be in the best interests of the Company and its shareholders by ensuring that fundamental changes are made only when supported by a broad consensus of the Company’s shareholders. Like similar provisions in the governance documents of many public corporations, the Company’s supermajority vote requirements are intended to preserve and maximize the value of the Company for all shareholders and to provide protection for all shareholders against self-interested actions by one or a few large shareholders.

The Board of Directors recommends a vote AGAINST the shareholder proposal.

AUDIT FIRM FEE SUMMARY

During 2009 and 2008, the Company retained its independent registered public accountant, KPMG LLP, to provide services in the following categories and amounts:

	2009	2008
Audit Fees	$2,286,000	$2,288,000
Audit-related Fees (1)	50,000	48,000
Tax-related Fees (2)	40,000	74,000

(1)	Relates to fees for audits of the Company’s employee benefit plans and other audit-related services.
(2)	Relates primarily to fees for tax compliance services.

Audit fees primarily represent the cost for the audit of the Company’s annual financial statements, reviews of SEC Forms 10-Q and 10-K and statutory audit requirements at certain non-U.S. locations.

In connection with the audit of the 2009 financial statements, the Company entered into an engagement agreement with KPMG LLP, which set forth the terms by which KPMG has performed audit services for the Company. That agreement is subject to alternative dispute resolution procedures and an exclusion of punitive damages. The Audit Committee pre-approves all fees paid to KPMG LLP prior to the commencement of services. The Committee has pre-approved an amount of $50,000 to be used on the approval of the Chief Financial Officer. The Audit Committee has considered whether the provision of non-audit services by the Company’s independent registered public accountant is compatible with maintaining auditor independence.

RELATED PARTY DISCLOSURE

In order to identify and address any concerns regarding related party transactions and their disclosures, the Company utilizes Directors and Officers Questionnaires and Business Conduct and Business Ethics Policies.

Directors and Officers Questionnaires

Annual Directors and Officers Questionnaires are distributed at the beginning of each year in order to identify related-party transactions. Within the questionnaire, directors and executive officers are asked to identify and describe any transaction, or series of similar transactions, since January 1, 2009, or any currently proposed transaction, or series of similar transactions, to which the Company or any of its subsidiaries was or is to be a participant, in which the dollar amount involved exceeded $120,000 and in which (i) the individual, (ii) any director or executive officer of the Company, (iii) any nominee for election as a director of the Company, (iv) any person known to the individual to own of record or beneficially more than 5% of the Company’s voting securities, (v) any member of the individual’s immediate family, or (vi) any entity which is owned or controlled by the foregoing persons, or any entity in which the foregoing persons has a substantial ownership interest or control of such entity had, or will have, a direct or indirect material interest. Responses provided within the Directors and Officers Questionnaires are reviewed by Executive Management to determine any necessary course of action.

Business Conduct and Business Ethics Policies

Guidelines regarding conflicts of interest are outlined within the Company’s Business Conduct Policy for employees of the Company and within the Business Ethics Policy for Directors of the Company. The Company’s Business Conduct Policy is available on the Company’s intranet and accessible to all employees. A thorough review of any reported exceptions to the Business Conduct Policy is performed by Internal Audit annually.

Upon hire, each employee is asked to read the Business Conduct Policy thoroughly, and submit an acknowledgement stating compliance. Management, as well as employees in positions having authority to commit or expend Company assets, or are in possession of material confidential Company information, are asked to complete and sign an annual compliance questionnaire. Also, an annual notice is sent to all employees directing them to reread and reacquaint themselves with the policy.

Sigma-Aldrich employees have a responsibility to always act in the Company’s best interest. Employees should never be influenced by personal considerations or relationships when making decisions that impact the Company. Potential conflicts of interest can arise if an employee or any member of his or her immediate family:

•	acts as an employee, director, agent or consultant to any entity that is a competitor, customer or supplier of the Company;
•	has greater than a 5% financial interest in any business with which the Company currently does business or competes;
•	acquires any real property, leaseholds, patents or other property or rights in which the Company has an interest or is likely to have an interest;
•	influences or directs Company business to a friend or relative;
•	accepts other than nominal gifts from a customer, supplier, or other business associate of the Company; or
•

accepts any loans or payments from a customer or supplier of the Company in exchange for a business transaction, acceptance of inflated pricing or unacceptable levels of service (i.e., quality below specifications or receipt of short shipments), or any other such treatment that negatively impacts the Company. Such payments may be considered bribes or kickbacks, and are strictly prohibited.

Employees should avoid any situations that may lead to a conflict of their personal interests and the interests of the Company.

Should a potential conflict of interest currently exist or develop in the future, employees are required to report the potential conflict in writing within 10 days to: (a) a Company officer and (b) the Director, Internal Audit. Each situation will be reviewed to determine if the employee’s duties, or the duties of his or her subordinates, require making decisions that could be influenced by the potential conflict reported. If it is determined that a conflict of interest exists, the employee may be asked to eliminate the conflicting situation, be removed from the Company duty which causes the conflict of interest, be transferred to a new position where there is no conflict, or face disciplinary action, if appropriate.

Additionally, all potential conflicts of interest should be disclosed in the annual business conduct questionnaire so long as the situation continues, even if it has been previously reported. All conflicts identified in the Business Conduct Policy Review are investigated by Internal Audit and reviewed by the Disclosure Committee. The Director of Internal Audit will also present the high level results regarding any findings to the Audit Committee.

Directors are expected and required to uphold the same dedication to corporate ethics as the Company’s employees and executive officers. All directors are asked to read the Business Ethics Policy thoroughly and complete and submit an acknowledgement stating compliance annually. Any findings are summarized by the Director of Internal Audit and communicated to the Audit Committee. The annual Directors and Officers Questionnaire also includes a statement regarding compliance with this Policy.

Directors have a responsibility to always act in the Company’s best interest. Directors should never be influenced by personal considerations or relationships when making decisions that impact the Company. A conflict of interest can arise when a director takes an action or has an interest that may make it difficult for him or her to carry out his or her responsibilities as a member of the Board objectively and effectively. Potential conflicts of interest can arise if a director or any member of his or her immediate family receives improper personal benefits as a result of being a director, including, but not limited to:

•	acts as an employee, director, agent or consultant to any entity that is a competitor, customer or supplier of the Company while the director is a member of the Board;
•	has greater than a 5% financial interest in any business with which the Company currently does business or competes;

•	acquires any real property, leaseholds, patents or other property, services or rights in which the Company has an interest or is likely to have an interest;
•	influences or directs Company business to a friend or relative;
•	accepts any gifts, other than nominal gifts, from a competitor, customer, supplier, or other business associate of the Company; or
•

accepts any loans, guarantees of any obligations or payments from a customer or supplier of the Company in exchange for preferential business treatment. Such payments may be considered bribes or kickbacks, and are strictly prohibited.

In meeting the Company’s Business Ethics Policy, directors are expected to avoid any situations that may lead to a conflict between their personal interests and the interests of the Company.

Should a potential conflict of interest currently exist or develop in the future, directors are required to report the potential conflict in writing within 10 days to the Chair of the Audit Committee of the Board. Each situation will be reviewed to determine if the director’s duties require making decisions that could be influenced by the potential conflict reported. If it is determined that a conflict of interest exists, the director will be asked to eliminate the situation creating the conflict or to resign from the Board.

Additionally, all potential conflicts of interest should be disclosed in the annual Directors and Officers Questionnaire so long as the situation continues, even if it has been previously reported.

REPORT OF AUDIT COMMITTEE

To the Board of Directors of Sigma-Aldrich Corporation:

We have reviewed and discussed with management the Company’s audited financial statements as of and for the year ended December 31, 2009.

Management is responsible for the Company’s financial reporting process including its system of internal control over financial reporting, and for the preparation of consolidated financial statements in accordance with accounting principles generally accepted in the United States of America. The Company’s independent registered public accountant is responsible for auditing those financial statements and internal controls over financial reporting. Our responsibility is to monitor and review these processes. It is not our duty or our responsibility to conduct auditing or accounting reviews or procedures. We are not employees of the Company and some of us may not be, and do not represent ourselves to be or to serve as, registered accountants or auditors by profession or experts in the fields of accounting or auditing. Therefore, we have relied, without independent verification, on management’s representation that the financial statements have been prepared with integrity and objectivity and in conformity with accounting principles generally accepted in the United States of America and on the representations of the independent registered public accountant included in their report on the Company’s financial statements and internal controls over financial reporting. Our oversight does not provide us with an independent basis to determine that management has maintained appropriate accounting and financial reporting principles or policies, or appropriate internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. Furthermore, our considerations and discussions with management and the independent registered public accountant do not assure that the Company’s financial statements are presented in accordance with generally accepted accounting principles in the United States of America, that the audit of the Company’s financial statements has been carried out in accordance with the standards of the Public Company Accounting Oversight Board (United States) or that our Company’s independent registered public accountant is in fact “independent”.

Management completed the documentation, testing and evaluation of the Company’s system of internal control over financial reporting in response to the requirements set forth in Section 404 of the Sarbanes-Oxley Act of 2002 and related regulations. We received periodic reports on the progress of the evaluation and provided oversight and advice to management during the process. In connection with this oversight, we received periodic updates provided by management and the independent registered public accountant at each regularly scheduled Committee meeting. At the conclusion of the process, management provided the Committee with and the Committee reviewed a report on the effectiveness of the Company’s internal control over financial reporting. We will continue to oversee the Company’s efforts related to its internal control over financial reporting and management’s preparations for the evaluation in 2010.

We have discussed with the independent registered public accountant the matters required to be discussed by Statement on Auditing Standards No. 61 [See S-K 407(d)(3)(i)(B)], Communication with Audit Committees, as amended, as adopted by the Public Company Oversight Board in Rule 3200T.

We have received and reviewed the written disclosures and the letter from the independent registered public accountant required by the applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and have discussed with the independent registered public accountant their independence.

Based upon the reviews and discussions described in this report, and subject to the limitations on the role and responsibilities of the Committee referred to above and in its Charter, the Committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009 filed with the Securities and Exchange Commission.

We have also considered whether the provision of services by our independent registered public accountant not related to the audit of the financial statements referred to above and to the reviews of the interim financial statements included in the Company Forms 10-Q in 2009 is compatible with maintaining the independence of our independent registered public accountant.

AUDIT COMMITTEE

W. Lee McCollum, Chairman

Rebecca M. Bergman

Avi M. Nash

Steven M. Paul

Barrett A. Toan

VOTE REQUIRED; OTHER MATTERS

The affirmative vote of the holders of a majority of the shares that are represented in person or by proxy at the annual meeting and are entitled to vote on the subject matter is required to elect directors, to approve the Cash Bonus Plan, as amended, to ratify the appointment of KPMG as the Company’s independent registered public accountant, to approve the shareholder proposal (if properly brought before the annual meeting) and to approve any other matters properly brought before the annual meeting. Shares represented by proxies which are marked “against” or “abstain”with respect to the election of any one or more nominees as directors and proxies which are marked to abstain or vote against approval of the Cash Bonus Plan, as amended, the ratification of the independent registered public accountant, the shareholder proposal or to deny discretionary authority on other matters will be counted for the purpose of determining the number of shares represented by proxy at the annual meeting. Such proxies will thus have the same effect as if the shares represented thereby were voted against such nominee or nominees, against the Cash Bonus Plan, as amended, against ratification of the independent registered public accountant, against the shareholder proposal, and against such other matters, respectively. Shares not voted on one or more but less than all such matters on proxies returned by brokers will be treated as not represented at the annual meeting as to such matter or matters and will thus have no effect.

The Company knows of no other matters to be presented for consideration at the annual meeting. If any other matters are properly brought before the annual meeting, the persons named in the proxy card intend to vote or act with respect to items in accordance with their best judgment. The affirmative vote of the holders of the majority of shares represented at the meeting and entitled to vote on the subject matter is required for approval of any such other matters which are properly brought before the meeting.

HOUSEHOLDING OF ANNUAL MEETING MATERIALS

The SEC permits registrants to send a mailing containing a single Annual Report and proxy statement to any household at which two or more shareholders reside if the registrant believes they are members of the same family. The procedure, referred to as householding, reduces the volume of duplicate information shareholders receive and reduces the expense to the Company. The Company has not implemented this householding rule with respect to its record holders; however, a number of brokerage firms have instituted householding, which may impact certain beneficial owners of Common Stock. If your family has multiple accounts by which you hold Common Stock, you may have previously received a householding information notification from your broker. Please contact your broker directly if you have any questions, require additional copies of the proxy statement or Annual Report, or wish to revoke your decision to household, and thereby receive multiple reports.

SHAREHOLDER PROPOSALS

Written proposals of shareholders to be included in the proxy statement and proxy for the next Annual Meeting of Shareholders must be received at the Company’s principal executive office, 3050 Spruce Street, St. Louis, Missouri 63103, no later than November 22, 2010. Upon receipt of any such proposal, the Company will determine whether or not to include such proposal in the proxy statement and proxy in accordance with regulations governing the solicitation of proxies.

Under the Company’s amended By-laws, in order for a shareholder to nominate a candidate for director, or to bring other business before a shareholders’ meeting, timely notice must be given to and received by the Company in advance of the meeting. In the case of an annual meeting, ordinarily, such notice must be given and received not less than 90 nor more than 120 days before the first anniversary of the preceding year’s annual meeting (or between January 4, 2011 and February 3, 2011 in the case of the 2011 annual meeting of shareholders); provided, however, that in the event that the date of the annual meeting is advanced by more than 30 days or delayed by more than 60 days from such anniversary date, then such notice must be given by the shareholder and received by the Company not earlier than the opening of business on the 120th day prior to such annual meeting and not later than the close of business on the later of the 90th day prior to such annual meeting or the 10th day following the day on which public announcement of such meeting is first made. In certain cases, notice may be delivered and received later if the number of directors to be elected to the Board of Directors is increased. In the case of a nomination, the shareholder submitting the notice must describe various matters as specified in the Company’s amended By-laws, including the name and address of each proposed nominee, his or her occupation and number of shares held, and certain other information. In the case of a proposal of other business, the notice must include a description of the proposed business (which must otherwise be a proper subject for action by the shareholders), the reasons therefore and other matters specified in the Company’s amended By-laws.

In the case of special meetings of shareholders, only such business will be conducted, and only such proposals will be acted upon, as are brought pursuant to the notice of the meeting. In the event the Company calls a special meeting of shareholders to elect one or more directors, any shareholder may nominate a candidate, if such shareholder complies with the timing and notice requirements contained in the amended By-laws. Proposals of other business may be considered at a special meeting requested in accordance with the amended By-laws only if the requesting shareholders give and the Company receives a notice containing the same information as required for an annual meeting at least 30 days prior to the earlier of the time the person so designated calls the meeting pursuant to Section 2.02 of the amended By-laws or the day on which public announcement of the date of the meeting is first made.

In the case of an annual or special meeting, the shareholder proponent must be a shareholder of the Company who was a shareholder of record both at the time of giving of notice and at the time of the meeting and who is entitled to vote at the meeting. Any such notice must be given to the Secretary of the Company, whose address is 3050 Spruce Street, St. Louis, Missouri 63103. Any shareholder desiring a copy of the Company’s Certificate of Incorporation, as amended, or amended By-laws will be furnished a copy without charge upon written request to the Secretary.

The time limits described above also apply in determining whether notice is timely for purposes of Rule 14a-4(c) under the Securities Exchange Act of 1934 relating to exercise of discretionary voting authority, and are separate from and in addition to the SEC’s requirements that a shareholder must meet to have a proposal included in the Company’s proxy statement for an annual meeting.

In each case, the proposals or notices described above must be submitted in writing to George L. Miller, Senior Vice President, General Counsel and Secretary, Sigma-Aldrich Corporation, 3050 Spruce Street, St. Louis, Missouri 63103.

By Order of the Board of Directors,

George L. Miller, Senior Vice President, General Counsel and Secretary March 15, 2010 3050 Spruce Street St. Louis, MO 63103

APPENDIX A

SIGMA-ALDRICH CORPORATION

CASH BONUS PLAN

1.	PURPOSE

The purpose of the Sigma-Aldrich Corporation Cash Bonus Program (the “Plan”) is to provide a means by which Sigma-Aldrich Corporation (the “Corporation”) shall be able to further align the interests of management with its shareholders by providing management employees with incentives in addition to current compensation to attain certain performance goals of the Corporation and to attract and retain the services of competent management employees for the Corporation and its subsidiaries. The Plan is also intended to provide qualified performance-based compensation within the meaning of Section 162(m)(4)(C) of the Internal Revenue Code of 1986, as amended (the “Code”), and Treasury Regulations promulgated thereunder, and shall be interpreted and construed accordingly.

2.	EFFECTIVE DATE AND TERM

The Plan is effective for calendar years beginning on or after January 1, 2010, subject to approval by the shareholders of the Corporation, in accordance with Treasury Regulations Section 1.162-27(e)(4)(vii), at the annual meeting of shareholders in 2010.

3.	ADMINISTRATION

(a) The Plan shall be administered by the Compensation Committee (the “Committee”) of the Board of Directors of the Corporation (the “Board”) as such Committee may be constituted from time to time. The Committee shall consist of at least three members of the Board selected by the Board, all of whom shall be “outside directors” as defined in Treasury Regulations Section 1.162-27(e)(3).

(b) A majority of its members shall constitute a quorum. All determinations of the Committee shall be made by a majority of its members present at any meeting at which there is a quorum. Any decision or determination reduced to writing and signed by all of the members shall be fully as effective as if it had been made by a majority vote at a meeting duly called and held. The Committee may appoint a secretary, shall keep minutes of its meetings and shall make such rules and regulations for the conduct of its business as it shall deem advisable.

(c) Subject to the express provisions of the Plan, the Committee also shall have complete authority to interpret the Plan, to prescribe, amend and rescind rules and regulations relating to it, and to make all other determinations necessary or advisable for the administration of the Plan. The determinations of the Committee under this Plan shall be conclusive.

4.	ELIGIBILITY

Employees of the Corporation or any subsidiary of the Corporation who are classified as management employees shall be eligible to participate in the Plan (the “Participants”); provided, however, that for any calendar year the Committee may, at the time it establishes performance goals for such year under Section 5, limit participation to specified Participants or any class or classes of Participants.

5.	PERFORMANCE GOALS

For each calendar year beginning on or after January 1, 2010, the Committee shall, no later than the 90th day of such year, establish performance goals for such year (the “Performance Goals”), the results of which are substantially uncertain within the meaning of Treasury Regulations Section 1.162-27(e)(2)(i) at the time the Performance Goals are established.

The Performance Goals for any calendar year shall be based on one or more of the following business criteria with respect to the Corporation and its subsidiaries as a whole, or may be applied with respect to the Corporation or to any subsidiary, division or other unit of the Corporation or with respect to individual objectives sales growth, operating income, return on assets, stock price, earnings per share, cash flow, market share, costs, debt to equity ratio, total shareholder return, total shareholder return relative to peer group, return on capital, return on invested capital, working capital, free cash flow, operating cash flow, net cash flow, revenue growth, growth in operating income, achievement of operating profit, pre-tax profit, economic value added, budget or profit plan achievement, market capitalization, net debt reduction, and or other relevant business performance criteria as determined by the Committee and approved by shareholders. If, after the Performance Goals for a calendar year have been established, a change occurs in the applicable accounting principles or practices which affects any Performance Goal for such year, such Performance Goal shall be applied after application of such change.

6.	DETERMINATION AND PAYMENT OF BONUSES

(a) At the time that the Performance Goals for a calendar year are established, the Committee shall also establish an objective formula, based on the attainment, in whole or in part, of the Performance Goals for such year, for determining bonuses based on a specified percentage of annual base salary (including amounts contributed under a salary reduction agreement to a plan maintained by the Corporation under Section 125 or 401(k) of the Code or under any other deferral plan) paid to any Participant or class of Participants for such year. Such formula must be expressed in terms such that a third party having knowledge of the relevant results under the Performance Goals could calculate the amount to be paid to any Participant. Notwithstanding the foregoing, the maximum bonus payable to any participant for any calendar year shall not exceed $3,000,000.

(b) The formula established pursuant to Section 6(a) for any calendar year must preclude any discretion by the Committee to increase the amount of the bonus that would be payable to any Participant for such year. The Committee may, in its sole discretion and for any reason, reduce the bonus otherwise payable to any Participant for any calendar year; provided, however, that such reduction may not result in an increase in the bonus payable to any other Participant.

(c) After the end of each calendar year, the Committee shall certify in writing whether the Performance Goals for such year have been attained, in whole or in part, and the bonus payable to each Participant for such year, if any, shall be determined in accordance with such certification under the formula established for such year pursuant to Section 6(a). No bonus shall be payable prior to, or in excess of the amount determined in accordance with, such certification.

(d) As soon as practicable following the certification and determination described in Section 6(c), the bonus determined for each Participant shall be paid in cash (or its equivalent) to the Participant (or, in the event of the Participant’s death prior to such payment, the Participant’s estate) in a single lump sum unless such bonus is deferred in whole or in part pursuant to any other deferral plan.

(e) In the event a Participant terminates employment with the Corporation and its subsidiaries during any calendar year for any reason, such Participant shall not be entitled to receive any bonus under this Plan for such year unless the Committee decides otherwise in its sole discretion. However, in no event shall a “covered employee” as defined under Section 162(M) of the Code, whose employment terminates due to reasons other than death, disability, or a change of ownership or control receive any bonus or payment hereunder unless the applicable performance goals have been attained.

(f) All bonuses payable under the Plan shall be subject to applicable withholding for federal, state and local income and other taxes.

(g) The Board shall, in all appropriate circumstances, require reimbursement of any annual incentive payment to an executive officer where: (1) the payment was predicated upon achieving certain financial results that were subsequently the subject of a substantial restatement of Company financial statements filed with the Securities and Exchange Commission; (2) the Board determines the executive engaged in intentional misconduct that caused or substantially caused the need for the substantial restatement; and (3) a lower payment would have been made to the executive based upon the restated financial results. In each such instance, the Company will, to the extent practicable, seek to recover from the individual executive the amount by which the individual executive’s incentive payments for the relevant period exceeded the lower payment that would have been made based on the restated financial results. For purposes of this policy, the term “executive officer” means any officer who has been designated an executive officer by the Board.

7.	AMENDMENT OR TERMINATION

The Board may at any time amend the Plan in any fashion or terminate the Plan; provided, however, that no amendment shall be made which would cause bonuses payable under the Plan to fail to constitute qualified performance-based compensation within the meaning of Code Section 162(m)(4)(C); provided further, that no amendment shall, without the prior approval of the shareholders of the Corporation in accordance with Treasury Regulations Section 1.162-27(e)(4), (i) materially alter the Performance Goals set forth in Section 5, (ii) increase the maximum bonus set forth in Section 6(a), (iii) change the class of eligible employees set forth in Section 4, or (iv) implement any change to a provision of the Plan requiring shareholder approval in order for the Plan to continue to comply with the requirements of Code Section 162(m)(4)(C). Furthermore, no amendment or termination shall, without the written consent of the Participant, alter or impair a Participant’s right to receive payment of a bonus for a calendar year that is due but has not yet been paid.

8.	MISCELLANEOUS

(a) Neither the establishment of the Plan, any provisions of the Plan nor any action of the Committee shall be deemed or held to constitute an employment contract or confer on any Participant the right to remain employed by the Corporation or any of its subsidiaries, and the Corporation and its subsidiaries reserve the right to terminate the employment of any Participant, and otherwise deal with any Participant with respect to terms and conditions of employment, in the same manner as if this Plan had not been established.

(b) The Plan shall be unfunded, the status of any Participant who is entitled to a bonus under the Plan shall be that of an unsecured creditor of the Corporation, any bonuses payable hereunder shall be paid solely from the general assets of the Corporation and nothing in the Plan shall be interpreted or construed to give the Participant or any other person any right, title, interest or claim in or to any specific asset, fund, reserve, account or other property of any kind whatever owned by the Corporation.

(c) This Plan shall not affect or impair the rights or obligations of a Participant under any other contract, arrangement, pension or profit sharing plan, deferred compensation agreement or other compensation program of the Corporation.

(d) A Participant’s rights under the Plan shall not be subject in any manner, either in whole or in part, to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, charge, execution, levy, garnishment, attachment or any similar action, any such attempted action shall be void and of no effect and no such rights shall be liable for or subject to any debts, contracts, engagements, torts or other obligations or liabilities of a Participant other than any obligation or liability owed to the Corporation or any of its subsidiaries; provided, however, that this Section 8(d) shall not apply with respect to payment of a bonus to a Participant’s estate in accordance with Section 6(d) in the event of the Participant’s death.

(e) If the Corporation determines that a Participant is unable to care for his or her affairs because of illness or accident, any bonus payable to such Participant under the Plan may be paid to his or her spouse, child, parent or any other person deemed by the Corporation to have incurred expense for such Participant (including a duly appointed guardian, committee, or other legal representative), and any such payment shall be a complete discharge of the Corporation’s obligations hereunder.

(f) All obligations of the Corporation under the Plan shall be binding on any successor to the Corporation, whether as the result of purchase, merger, consolidation or otherwise.

(g) If any term or condition of the Plan is held to be illegal, invalid or unenforceable for any reason, or if any provision of the Plan is determined to be inconsistent with the requirements of Code Section 162(m)(4)(C), such term, condition or provision shall be disregarded, and the remainder of the Plan shall remain in force and effect as if such term, condition or provision had not been included.

(h) The Plan shall be construed in accordance with and governed by the laws of the State of Missouri, without regard to its conflict of law provisions.

3050 SPRUCE STREET ST. LOUIS, MO 63103

FOR VOTING BY PHONE, INTERNET OR MAIL,

PLEASE READ THE INSTRUCTIONS BELOW

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you call and then follow the instructions.

VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the meeting date. Have your proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE SHAREHOLDER COMMUNICATIONS

If you are a registered holder of shares, you have the option to access future shareholder communications (e.g., annual reports, proxy statements and related proxy materials) over the Internet instead of receiving those documents in print. Participation is completely voluntary. If you give your consent, in the future, when our shareholder communication is available over the Internet, the notice you receive by mail will contain the Internet location where such material is available (http://www.proxyvote.com). Our material will be presented in PDF format. There is no cost to you for this service other than any charges you may incur from your Internet provider, telephone and/or cable company. Once you give your consent, it will remain in effect until you inform us otherwise. You may revoke your consent at any time and/or request paper copies of any shareholder communications by notifying the Company’s transfer agent, American Stock Transfer, or the Company in writing at the address below. To give your consent to receive such materials electronically, follow the prompts when you vote by telephone or over the Internet, or check the appropriate box located on the reverse side of the attached proxy/voting instruction card when you vote by mail.

VOTE BY MAIL

Mark, sign and date your proxy card and return it in the postage-paid envelope we have provided or return it to SIGMA-ALDRICH CORPORATION, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

If you vote by phone or vote using the Internet, please do not mail your proxy. THANK YOU FOR VOTING.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	SIALD1	KEEP THIS PORTION FOR YOUR RECORDS
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.		DETACH AND RETURN THIS PORTION ONLY

SIGMA-ALDRICH CORPORATION
This proxy will be voted FOR items 1, 2 and 3 and AGAINST item 4, unless otherwise directed, and in the discretion of the proxies, on whatever other business may properly come before the meeting.
The Board of Directors recommends a vote FOR each of the director nominees.
Vote On Directors	For	Against	Abstain
1. ELECTION OF DIRECTORS:
Rebecca M. Bergman	☐	☐	☐
George M. Church	☐	☐	☐
David R. Harvey	☐	☐	☐
W. Lee McCollum	☐	☐	☐

Jai P. Nagarkatti		☐	☐	☐
Avi M. Nash		☐	☐	☐
Steven M. Paul		☐	☐	☐
J. Pedro Reinhard		☐	☐	☐
D. Dean Spatz		☐	☐	☐
Barrett A. Toan		☐	☐	☐
VOTE ON PROPOSALS		For	Against	Abstain
Approval of the Sigma-Aldrich Corporation Cash Bonus Plan, as amended.		☐	☐	☐	The Board of Directors recommends a vote FOR.
Ratification of the appointment of KPMG LLP as the Company’s independent registered public accountant for 2010.		☐	☐	☐	The Board of Directors recommends a vote FOR.
Approval of shareholder proposal regarding majority voting.		☐	☐	☐	The Board of Directors recommends a vote AGAINST.
For address changes and/or comments, please check this box and write them on the back where indicated.		☐
MATERIALS ELECTION

By checking the box to the right, I consent to future access to shareholder communications (e.g., annual reports, proxy statements, related proxy materials) electronically via the Internet, as described in the accompanying notice. I understand the Company may no longer distribute printed materials to me for any future shareholders meeting until such consent is revoked. I understand I may revoke my consent at any time by writing the Company’s transfer agent, American Stock Transfer, or the Company and that costs normally associated with electronic access, such as usage and telephone charges, will be my responsibility. (If you do not take action you will receive only a Notice.)

☐

Signature [PLEASE SIGN WITHIN BOX]	Date			Signature (Joint Owners)	Date
If stock is owned in joint names, all owners must sign. If signing for estates, trusts or corporations, please indicate title or capacity.

March 22, 2010

Dear Shareholder:

The annual meeting of Shareholders of Sigma-Aldrich Corporation will be held at the Company’s Life Science and High Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103 at 11:00 A.M, Central Daylight Time, on Tuesday May 4, 2010.

It is important that these shares are represented at this meeting. Whether or not you plan to attend the meeting, please review the enclosed proxy materials. You may sign, date and return this proxy card or you may vote by telephone or Internet.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Shareholders to be held on May 4, 2010:

The Notice and Proxy Statement and Annual Report are available at www.proxyvote.com.

SIALD1

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

PLEASE MARK, DATE AND SIGN THIS PROXY AND RETURN IT IN THE ENCLOSED ENVELOPE

(To be signed on reverse side)

By signing on the reverse, the shareholder(s) hereby appoint(s) D. DEAN SPATZ and J. PEDRO REINHARD, or either of them, the true and lawful attorneys-in-fact, agents and proxies, with the power of substitution and revocation, as their representatives at the Annual Meeting of Shareholders of SIGMA-ALDRICH CORPORATION to be held at the Company’s Life Science and High Technology Center, 2909 Laclede Avenue, St. Louis, Missouri 63103 on Tuesday, May 4, 2010, at 11:00 A.M., Central Daylight Time (including all adjournments and postponements thereof), and there to vote all shares of stock which the shareholder is entitled to vote, with all powers which the shareholder would possess if personally present.

This proxy also provides voting instructions for shares held by Fidelity Management Trust Company, the trustee for the Sigma-Aldrich 401(k) Retirement Savings Plan, and directs such trustee to vote, as indicated on the reverse side of this card, any shares allocated to this account in this plan. The trustee will vote these shares as you direct. If a valid card is not received by April 29, 2010, the shares credited to this account will not be voted.

Signer(s) hereby acknowledges receipt of the Notice of Annual Meeting and accompanying Proxy Statement and 2009 Annual Report to Shareholders, and hereby revokes all proxies heretofore given by the undersigned for said meeting. This proxy may be revoked prior to its exercise.

You are encouraged to specify your choices by marking the appropriate boxes on the reverse side. Shares represented by this proxy, when properly executed, will be voted as directed or, if directions are not indicated, will be voted in accordance with the Board of Director’s recommendations. The Proxies cannot vote these shares unless you sign and return this card.

(change of address and/or comments)
(If you have given a change of address and/or comments, please mark the corresponding box on the reverse side of this card.)